Exhibit 10.17

LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”) is made this 12th day of February, 2019 (the “Effective Date”), between HF LOGISTICS-SKX T2, LLC, a Delaware limited liability company (“Landlord”), and the Tenant named below.

Tenant:	Skechers U.S.A., Inc., a Delaware corporation

Tenant's Representative:	Paul Galliher

Address and Phone:	228 Manhattan Beach Blvd. Manhattan Beach, CA 90266 Telephone: (909) 390-1619

Building:	That certain Building, containing approximately 750,000 net rentable square feet, to be constructed by Landlord in accordance with the provisions of this Lease.

Project:	Highland Fairview Corporate Park

Premises:

The Building, together with the parking areas, landscaped areas and other areas consisting of approximately 35.30 acres of land situated in Moreno Valley, California, as shown on the Site Plan attached hereto as Exhibit “A”, and consisting of Parcel 2 and Parcel 3 of Parcel Map No. 35629 (APN’s: 488-350-031 and 035, and 488-350-027, 032 and 036).

Possession:

If construction has not commenced within eighteen (18) months after the Effective Date, for any reason other than a default hereunder by Tenant, then Tenant may terminate this Lease by notice to Landlord within thirty (30) days after the end of such eighteen (18) month period (unless construction is commenced within such thirty (30) day period, in which case this Lease shall not be terminated).  Upon termination, any prepaid Base Rent and Estimated Operating Expense Payments made by Tenant shall be promptly returned to Tenant, and neither party shall have any further rights or obligations under this Lease, except for those rights and obligations which expressly survive termination of the Lease as set forth herein.

Lease Term:	Beginning on the Commencement Date and ending on the last day of the 180th full calendar month thereafter (the “Termination Date”).

Commencement Date:

The earlier of (a) 30 days after the date of Substantial Completion of the Premises or (b) the date Tenant shall commence its business operations in the Premises.  The parties agree to execute a written instrument which confirms the Commencement Date and the Termination Date promptly after such dates have been determined.

Monthly Base Rent:	See Addendum 1

Expense Payments (estimates only	Operating Expenses	$10,588
and subject to adjustment to actual	Taxes	$73,333
costs and expenses according to the	Insurance	$24,044
provisions of this Lease)	Total:	$107,965

Initial Monthly Base Rent and Estimated
Operating Expense Payments:	$565,465

Security Deposit:	None

Broker:	None

Addenda:	1.	Base Rent
	2.	Construction
	3.	Miscellaneous Provisions

Exhibits:	A -	Site Plan
	B –	Building Design Criteria
	C –	Form of Highland Fairview Sublease

Exhibit 10.17

1.Granting Clause.  In consideration of the obligation of Tenant to pay rent as herein provided and in consideration of the other terms, covenants, and conditions hereof, Landlord leases to Tenant, and Tenant takes from Landlord, the Premises, to have and to hold for the Lease Term, subject to the terms, covenants and conditions of this Lease.

2.Acceptance of Premises.  Except as otherwise set forth in the Lease, Tenant shall accept the Premises in its condition as of the Commencement Date, subject to all applicable laws, ordinances, regulations, covenants and restrictions.  Landlord has made no representation or warranty as to the suitability of the Premises for the conduct of Tenant's business, and Tenant waives any implied warranty that the Premises are suitable for Tenant's intended purposes.  Except as otherwise set forth in the Lease, in no event shall Landlord have any obligation for any defects in the Premises or any limitation on its use.  The taking of possession of the Premises shall be conclusive evidence that Tenant accepts the Premises and that the Premises were in good condition at the time possession was taken except for items that are Landlord's responsibility under the Lease and any punchlist items agreed to in writing by Landlord and Tenant.  Notwithstanding anything to the contrary set forth herein, Landlord represents and warrants that as of the Commencement Date (i) the structural integrity of the Premises, including without limitation, the foundation, roof, and any load bearing or retaining walls, is free from any material latent or patent defects, (ii) Landlord is currently not the subject of any bankruptcy or insolvency proceeding, (iii) the Premises shall be in compliance with all Legal Requirements (hereinafter defined) in effect as of the Commencement Date of this Lease, (iv) Landlord has full power, right and authority to execute and perform this Lease and all limited liability company action necessary to do so has been duly taken, and (v)  there are no covenants, conditions, restrictions or agreements in existence which are not part of the public records which will adversely affect the permitted use of the Premises.  If any of the foregoing representations or warranties are inaccurate, Landlord shall, promptly after receipt of written notice from Tenant setting forth with specificity the nature and extent of such inaccuracy, rectify the same at Landlord’s expense.

3.Use.  The Premises shall be used only for the purpose of receiving, storing, packaging, shipping and selling (but limited to wholesale sales) products, materials and merchandise made and/or distributed by Tenant and for such other lawful purposes as may be incidental thereto; provided, however, with Landlord's prior written consent, and provided that such use is permissible under applicable zoning and other Legal Requirements.  Tenant may also use the Premises for light manufacturing.  Tenant shall not conduct or give notice of any auction, liquidation, or going out of business sale on the Premises, without Landlord’s prior written consent which shall not be unreasonably withheld, conditioned or delayed.  Tenant will use the Premises in a careful, safe and proper manner and will not commit waste, overload the floor or structure of the Premises or subject the Premises to use that would damage the Premises.  Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise, or vibrations to emanate from the Premises, or take any other action that would constitute a nuisance or would disturb, unreasonably interfere with, or endanger Landlord or any tenants of the Project.  For purposes of the preceding sentence, noise or vibrations from Tenant’s material handling system shall not be considered “objectionable” by Landlord.  Outside storage, including without limitation, storage of non-operable trucks and other non-operable vehicles, is prohibited without Landlord's prior written consent; provided, however, that subject to applicable Legal Requirements, Tenant shall be permitted to park trucks and trailers used in Tenant’s business operations on and from the Premises overnight at the truck docks of the Premises and Tenant’s customers shall be permitted to park their vehicles overnight from time to time in the parking areas of the Premises, provided such customer’s vehicles and such trucks and trailers are at all times in operable condition and there is no interference with the ingress and egress of the Project.  Except as otherwise set forth in the Lease, Tenant, at its sole expense, shall use and occupy the Premises in compliance with all laws, including, without limitation, the Americans With Disabilities Act, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to the Premises (collectively, “Legal Requirements”). Tenant shall, at its expense, make any alterations or modifications, within or without the Premises, that are required by Legal Requirements related to Tenant's specific use or occupation of the Premises.  Tenant will not use or permit the Premises to be used for any purpose or in any manner that would void Tenant's or Landlord's insurance, increase the insurance risk, or cause the disallowance of any sprinkler credits.  If any increase in the cost of any insurance on the Premises or the Project is caused by Tenant's use or occupation of the Premises, or because Tenant vacates the Premises, then Tenant shall pay the amount of such increase to Landlord.  Any occupation of the Premises by Tenant prior to the Commencement Date shall be subject to all obligations of Tenant under this Lease.

Notwithstanding anything contained herein to the contrary, Tenant's obligations hereunder shall relate only to the interior of the Premises and any changes to the Premises or the Building that relate solely to the specific manner of use of the Premises by Tenant, and Landlord shall make all other additions to or modifications of the Premises required from time to time by Legal Requirements.  The cost of such additions or modifications made by Landlord shall be included in Operating Expenses pursuant to Paragraph 6 of this Lease, except for those additions or modifications which are Landlord's sole responsibility pursuant to the provisions of this Lease.

Landlord represents that the improvements constructed or installed by Landlord pursuant to the Construction Addendum attached to this Lease shall comply in all material respects with all applicable covenants or restrictions of record and all applicable laws, building codes, regulations and ordinances in effect on the Commencement Date of this Lease.

4.Rent.  Tenant shall pay Base Rent in the amount set forth above.  The first month's Base Rent (estimated at $457,500) and the first monthly installment of estimated Operating Expenses (as hereafter defined) shall be due and payable on the Effective Date, and Tenant promises to pay to Landlord in advance, without demand, deduction or set-off, monthly installments of Base Rent on or before the first day of each calendar month succeeding the Commencement Date.  Payments of Base Rent for any fractional calendar month shall be prorated.  All payments required to be made by Tenant to Landlord hereunder shall be payable at such address as Landlord may specify from time to time by written notice delivered in accordance herewith.  The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations.  Tenant shall have no right at any time to abate, reduce, or set-off any rent due hereunder except as may be expressly provided in this Lease.  If Tenant is delinquent in any monthly installment of Base Rent or estimated Operating Expenses for more than 10 days, Tenant shall pay to Landlord on demand a late charge equal to 5 percent of such delinquent sum.  The provision for such late charge shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as a penalty.

5.Security Deposit.  Intentionally Omitted.

6.Operating Expense Payments.  During each month of the Lease Term, on the same date that Base Rent is due, Tenant shall pay Landlord an amount equal to 1/12 of the annual cost, as estimated by Landlord from time to time, of the Operating Expenses for the Premises.  Payments thereof for any fractional calendar month shall be prorated.  The term “Operating Expenses” means all costs and expenses incurred by Landlord with respect to the ownership, maintenance, and operation of the Premises including, but not limited to costs of: Taxes (hereinafter defined) and fees payable to tax consultants and attorneys for consultation and contesting taxes; insurance; maintenance, repair and replacement of the Premises, including without limitation, paving and parking areas, non-structural areas of the roof (including the roof membrane), alleys, and driveways, mowing, landscaping, exterior painting, amounts paid to contractors and subcontractors for work or services performed in connection with any of the foregoing; charges or assessments of any association to which the Premises is, or may in the future be, subject to; property management fees payable to an independent property manager, but excluding property management fees paid to Landlord or any affiliate of Landlord; security services, if any; trash collection, sweeping and removal; and additions or alterations made by Landlord to the Premises in order to comply with Legal Requirements enacted after the Commencement Date (other than those expressly required herein to be made by and paid for exclusively by Tenant or Landlord) or that are appropriate to the continued operation of the Premises as a warehouse and distribution facility in the market area.  The cost of additions or alterations or repairs that are required to be capitalized for federal income tax purposes shall be amortized on a straight line basis over a period equal to the useful life thereof for federal income tax purposes.  Operating Expenses do not include amortization for capital repairs and capital replacements required to be made by Landlord under Paragraph 10 of this Lease, costs of Restoration to the extent of Net Proceeds received by Landlord with respect thereto, or leasing commissions.  Further, Operating Expenses shall not mean or include:  (i) costs incurred in connection with the initial construction of the Premises, or correction of defects in design or construction;  (ii) interest, principal, or other payments on account of any indebtedness that is secured by any encumbrance on any part of the Premises, or rental or other payments under any ground lease, or any payments in the nature of returns on or of equity of any kind;  (iii) costs of selling, syndicating, financing, mortgaging or hypothecating any part of or interest in the Premises;  (iv) taxes on the income of Landlord or Landlord's franchise taxes (unless any of said taxes are hereafter instituted by applicable taxing authorities in substitution for ad valorem real property taxes);  (v) depreciation;  (vi) Landlord's overhead costs, including equipment, supplies, accounting and legal fees, rent and other occupancy costs or any other costs associated with the operation or internal organization and function of Landlord as a business entity (but this provision does not prevent the payment of a management fee to Landlord as provided in this Paragraph 6);  (vii) fees or other costs for professional services provided by space planners, architects, engineers, and other similar professional consultants, real estate commissions, and marketing and advertising expenses;  (viii) costs of defending or prosecuting litigation with any party, unless a favorable judgment would reduce or avoid an increase in Operating Expenses, or unless the litigation is to enforce compliance with Rules and Regulations of the Project, or other standards or requirements for the general benefit of the tenants in the Project;  (ix) costs incurred as a result of Landlord's violation or breach of this Lease or of any other lease, contract, law or ordinance, including fines and penalties; (x) late charges, interest or penalties of any kind for late or other improper payment of any public or private obligation, including ad valorem taxes;  (xi) costs of removing Hazardous Materials or of correcting any other conditions in order to comply with any environmental law or ordinance (but this exclusion shall not constitute a release by Landlord of Tenant for any such costs for which Tenant is liable pursuant to Paragraph 30 of this Lease);  (xii) costs for which Landlord is reimbursed from any other source;  (xiii) costs related to any building or land not included in the Premises; (xiv) the part of any costs or other sum paid to any affiliate of Landlord that may exceed the fair market price or cost generally payable for substantially similar goods or services in the area of the Premises; (xv) bad debt expenses; (xvi) costs arising from Landlord’s charitable or political contributions, if any; and (xvii) the cost of Landlord’s compliance with the provisions of Paragraphs 2, 3 or Addendum 3 hereof, or any other costs which are charged to Landlord and not to be borne by Tenant under the terms of the Lease.

Notwithstanding anything contained herein to the contrary, the property management fees payable to any independent property manager (which excludes Landlord or any affiliate of Landlord), as set forth in this Paragraph 6, shall not exceed 2% of the gross monthly revenues collected from Tenant.

Landlord shall provide Tenant within 90 days following the final day of the calendar year Landlord's itemized year-end operating expense reconciliation reports which reference and include all applicable Operating Expenses for such year.  Upon Tenant's written request (which request shall be limited to once in a calendar year), Landlord shall provide photocopies of invoices, bills and other verification to substantiate Operating Expenses.  If Tenant's total payments of estimated Operating Expenses for any year are less than the actual Operating Expenses for such year, then Tenant shall pay the difference to Landlord within 30 days after demand, and if more, then Landlord shall retain such excess and credit it against Tenant's next payment of Operating Expenses.  For purposes of calculating Operating Expenses, a year shall mean a calendar year except the first year, which shall begin on the Commencement Date, and the last year, which shall end on the expiration of this Lease.

7.Utilities.  Tenant shall pay for all water, gas, electricity, heat, light, power, telephone, sewer, sprinkler services, refuse and trash collection, and other utilities and services used on the Premises, all maintenance charges for utilities, and any storm sewer charges or other similar charges for utilities imposed by any governmental entity or utility provider, together with any taxes, penalties, surcharges or the like pertaining to Tenant's use of the Premises.  All utilities shall be separately metered or charged directly to Tenant by the provider. No interruption or failure of utilities shall result in the termination of this Lease or the abatement of rent.

If not part of the initial construction, Landlord may, at its sole expense, install solar panels on the roof of the Premises which will generate electricity which will be supplied to the Premises (which may flow directly into the power grid established by the electrical utility provider selected by Tenant).  Tenant agrees to cooperate with Landlord (at no expense to Tenant) in connection with such installation, including any metering system which Landlord may elect to install, and Tenant agrees to utilize the electrical power generated by such solar panel system when it is available.  To the extent that Tenant’s electrical bill is reduced (either directly or indirectly,  which may be effectuated by means of credits and/or  vouchers provided to Tenant by Landlord or by the electrical service provider) by virtue of Tenant’s use of the electrical power generated by such solar panel system, Tenant will pay a like amount (including any applicable sales tax) to Landlord as payment for the cost of providing such electrical power; provided, however, that under no circumstances will the total amount paid to Landlord and the electrical utility provider exceed the amount which Tenant would otherwise have paid to the electrical utility provider had the solar panel system not been utilized.  Payments to Landlord shall be made monthly along with the payments of Base Rent, for the cost of electrical power for the previous month.  Landlord shall not be responsible to Tenant for any disruption or any other problem involving the electrical service supplied by such solar panels.   Tenant acknowledges that electricity may only be provided from such solar panels during daylight and that accordingly, Tenant will still need to obtain and maintain its own electrical service (24/7) from an electrical utility provider.

8.Taxes.  Landlord shall pay all taxes, assessments and governmental charges (collectively referred to as “Taxes”) that accrue against the Premises during the Lease Term, including any increased Taxes resulting from the sale or other disposition of the Premises by Landlord, or any other change of ownership which results in the reassessment of Taxes.  Taxes shall be included in the computation of Operating Expenses charged to Tenant.  Landlord may contest by appropriate legal proceedings the amount, validity, or application of any Taxes or liens thereof.   If Landlord fails to contest the real estate taxes, Tenant shall have the right to request Landlord to contest such taxes, and Landlord shall so contest, at Tenant's sole cost and expense (including, without limitation, Landlord's reasonable attorneys' fees and reasonable fees payable to tax consultants and attorneys for consultation and  contesting taxes) , if, in Landlord's reasonable judgment, such contest is warranted; provided, however, Tenant's request of such contesting of Taxes shall be limited to one request in a calendar year.  Landlord shall cooperate in the institution and prosecution of any such proceedings of contesting taxes and will execute any documents reasonably required therefor.  All reductions, refunds, or rebates of Taxes paid or payable by Tenant shall belong to Tenant whether as a consequence of a Tenant proceeding or otherwise.  All capital levies or other taxes assessed or imposed on Landlord upon the rents payable to Landlord under this Lease and any franchise tax, any excise, transaction, sales or privilege tax, assessment, levy or charge measured by or based, in whole or in part, upon such rents from the Premises and/or the Project or any portion thereof shall be paid by Tenant to Landlord monthly in estimated installments or upon demand, at the option of Landlord, as additional rent; provided, however, in no event shall Tenant be liable for any net income taxes imposed on Landlord unless such net income taxes are in substitution for any Taxes payable hereunder.  If any such tax or excise is levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require.  Tenant shall be liable for all taxes levied or assessed against any personal property or fixtures placed in the Premises, whether levied or assessed against Landlord or Tenant.

9.Insurance.  Landlord shall maintain special form (including theft) property insurance covering the full replacement cost of the Building and other improvements on the Premises.  Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary, including, but not limited to, commercial liability insurance or rent loss insurance and earthquake insurance and terrorism insurance, if such insurance is customarily required by lenders with respect to comparable buildings in the market area of the Premises, and if the cost thereof is commercially reasonable.  All such insurance shall be included as part of the Operating Expenses charged to Tenant.  The Building (and such other improvements) may be included in a blanket policy (in which case the cost of such insurance allocable to the Building and such other improvements will be determined by Landlord based upon the insurer's cost calculations).  Tenant shall also reimburse Landlord for any increased premiums or additional insurance which Landlord reasonably deems necessary as a result of Tenant's use of the Premises.

Tenant, at its expense, shall maintain during the Lease Term:  all risk property insurance covering the full replacement cost of all property and improvements installed or placed in the Premises by Tenant at Tenant's expense; worker's compensation insurance with no less than the minimum limits required by law; employer's liability insurance with such limits as required by law; and commercial liability insurance, with a minimum limit of $1,000,000 per occurrence and a minimum umbrella limit of $1,000,000, for a total minimum combined general liability and umbrella limit of $2,000,000 (together with such additional umbrella coverage as Landlord may reasonably require) for property damage, personal injuries, or deaths of persons occurring in or about the Premises.  Landlord may from time to time require reasonable increases in any such limits.  The commercial liability policies shall name Landlord and any Lender as an additional insured, insure on an occurrence and not a claims-made basis, be issued by insurance companies which are reasonably acceptable to Landlord, not be cancelable unless 30 days' prior written notice shall have been given to Landlord, contain a hostile fire endorsement and a contractual liability endorsement and provide primary coverage to Landlord (any policy issued to Landlord providing duplicate or similar coverage shall be deemed excess over Tenant's policies).  Such policies or certificates thereof shall be delivered to Landlord by Tenant upon commencement of the Lease Term and upon each renewal of said insurance.

Without affecting any other rights or remedies, Tenant and Landlord each hereby release and relieve the other, and waive their entire right to recover damages against the other, for loss of or damage to its property arising out of or incident to the perils required to be insured against herein.  The effect of such releases and waivers is not limited by the amount of insurance carried or required, or by any deductibles applicable hereto.  The Parties agree to have their respective property damage insurance carriers waive any right to subrogation that such companies may have against Landlord or Tenant, as the case may be, so long as the insurance is not invalidated thereby.

Except in the case of negligence or breach of this Lease by Landlord or its agents, neither Landlord nor its agents shall be liable under any circumstances for: (i) injury or damage to the person or goods, wares, merchandise or other property of Tenant, Tenant’s employees, contractors, invitees, customers, or any other person in or about the Premises, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, indoor air quality, the presence of mold or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, HVAC or lighting fixtures, or from any other cause, whether the said injury or damage results from conditions arising upon the Premises or upon other portions of the Project or from other sources or places, (ii) injury to Tenant’s business or for any loss of income or profit therefrom.

10.Landlord's Repairs.  Landlord shall maintain, at its expense (and not as part of Operating Expenses), the structural components of the roof, foundation footings (excluding the slab), and exterior walls of the Building in good repair, reasonable wear and tear and uninsured losses and damages caused by Tenant, its agents and contractors excluded.  The term “walls” as used in this Paragraph 10 shall not include windows, glass or plate glass, doors or overhead doors, special store fronts, dock bumpers, dock plates or levelers, or office entries.  Tenant shall promptly give Landlord written notice of any repair required by Landlord pursuant to this Paragraph 10, after which Landlord shall have a reasonable opportunity to repair.

Landlord shall also be responsible for the repair, maintenance and upkeep of the non-structural portions of the roof (including skylights), exterior walls (including exterior wall painting), and for the upkeep and maintenance (in accordance with applicable Legal Requirements) of the areas of the Premises which are subject to the Water Quality Management Plan.  The costs and expenses of the foregoing shall be included in the computation of Operating Expenses charged to Tenant.

In the event of an emergency, Tenant shall have the right to make such temporary, emergency repairs (and only such temporary, emergency repairs) to the roof, foundation or exterior walls of the Building as may be reasonably necessary to prevent material damage to Tenant's property at the Premises and/or personal injury to Tenant's employees at the Premises (provided Tenant first attempts to notify Landlord telephonically of such emergency and notifies Landlord of such circumstances in writing as soon as practicable thereafter).  In such event, Landlord shall reimburse Tenant for the reasonable, out-of-pocket costs actually incurred by Tenant in making such repairs.  If Landlord fails to reimburse Tenant for the reasonable, out-of-pocket costs incurred by Tenant in making such repairs, up to but not to exceed $25,000.00 with respect to such emergency, within 30 days after demand therefor, accompanied by supporting evidence of the costs incurred by Tenant, then Tenant may bring an action for damages against Landlord to recover such costs, together with interest thereof at the rate provided for in Paragraph 37(j) of the Lease, and reasonable attorney's fees incurred by Tenant in bringing such action for damages. In no event, however, shall Tenant have a right to terminate the Lease.

11.Tenant's Repairs.  Subject to Landlord's obligations as set forth in Paragraph 10 of this Lease, and subject to the provisions of Paragraphs 15 and 16, and subject to the right of Landlord set forth below in this Paragraph 11, Tenant, at its expense, shall repair, replace and maintain in good condition, reasonable wear and tear, and losses and damages caused by Landlord, its agents and contractors excepted, all portions of the Premises including, without limitation, dock and loading areas, truck doors, plumbing, water and sewer lines up to the public right-of-way, entries, doors, ceilings, windows, interior walls, interior side of demising walls, heating, ventilation and air conditioning systems, the fire sprinklers and fire protection systems, the slab (other than structural defects in the slab), the parking areas, driveways, alleys, and all landscaped areas and grounds.  Such repair and replacements include capital expenditures and repairs whose benefit may extend beyond the Lease Term.  Heating, ventilation and air conditioning systems shall be maintained at Tenant's expense pursuant to maintenance service contracts entered into by Tenant.  The scope of services and contractors under such maintenance contracts shall be reasonably approved by Landlord.  If Tenant fails to perform any repair or replacement for which it is responsible, Landlord may perform such work and be reimbursed by Tenant within 10 days after demand therefor.  Subject to Paragraphs 15 and 16, Tenant shall bear the full cost of any repair or replacement to any part of the Building or other improvements to the Premises or the Project that results from damage caused by Tenant, its agents, contractors, or invitees and any repair that benefits only the Premises.

12.Tenant-Made Alterations and Trade Fixtures.  Any alterations, additions, or improvements made by or on behalf of Tenant to the Premises (“Tenant-Made Alterations”) in excess of $50,000 shall be subject to Landlord's prior written consent, which shall not be unreasonably withheld, conditioned or delayed, provided that such alteration does not materially affect the structure or the roof of the Building, or modify the utility systems of the Building.  Tenant shall cause, at its expense, all Tenant-Made Alterations to comply with insurance requirements and with Legal Requirements and shall construct at its expense any alteration or modification required by Legal Requirements as a result of any Tenant-Made Alterations.  All Tenant-Made Alterations shall be constructed in a good and workmanlike manner by contractors reasonably acceptable to Landlord and only good grades of materials shall be used.  All plans and specifications for any Tenant-Made Alterations shall be submitted to Landlord for its approval.  Landlord may monitor construction of the Tenant-Made Alterations.  Tenant shall reimburse Landlord for its reasonable costs in reviewing plans and specifications and in monitoring construction.  Landlord's right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to see that such plans and specifications or construction comply with applicable laws, codes, rules and regulations.  Tenant shall provide Landlord with the identities and mailing addresses of all persons performing work or supplying materials, prior to beginning such construction, and Landlord may post on and about the Premises notices of non‑responsibility pursuant to applicable law.  Tenant shall furnish security or make other arrangements reasonably satisfactory to Landlord to assure payment for the completion of all work free and clear of liens and shall provide certificates of insurance for worker's compensation and other coverage in amounts and from an insurance company satisfactory to Landlord protecting Landlord against liability for personal injury or property damage during construction.  Upon completion of any Tenant-Made Alterations, Tenant shall deliver to Landlord sworn statements setting forth the names of all contractors and subcontractors who did work on the Tenant-Made Alterations and final lien waivers from all such contractors and subcontractors.  Upon surrender of the Premises, all Tenant-Made Alterations and any leasehold improvements constructed by Landlord or Tenant shall remain on the Premises as Landlord's property, except to the extent Landlord requires removal at Tenant's expense of any such items or Landlord and Tenant have otherwise agreed in writing in connection with Landlord's consent to any Tenant-Made Alterations.  Upon Tenant's written request, Landlord shall provide Tenant, at the time of Tenant's request for approval of Tenant-Made Alterations, a list of which Tenant-Made Alterations Landlord will require Tenant to remove upon surrender of the Premises.  Tenant shall repair any damage caused by such removal.

Tenant, at its own cost and expense and without Landlord's prior approval, may erect such shelves, bins, machinery and trade fixtures (collectively “Trade Fixtures”) in the ordinary course of its business provided that such items do not alter the basic character of the Premises, do not overload or damage the Premises, and may be removed without injury to the Premises, and the construction, erection, and installation thereof complies with all Legal Requirements and with Landlord's requirements set forth above.  Upon surrender or vacating of the Premises, Tenant shall remove its Trade Fixtures and shall repair any damage caused by such removal.

13.Signs and Roof.  Tenant shall not make any changes to the exterior of the Premises, install any exterior lights, decorations, balloons, flags, pennants, banners, or painting, or erect or install any signs, windows or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises, without Landlord's prior written consent, which consent shall not be unreasonably withheld or delayed.  Without limiting the generality of the foregoing, Tenant may not paint its name on the roof of the Building.  Upon surrender or vacation of the Premises, Tenant shall have removed all signs and repair, paint, and/or replace the building facia surface to which its signs are attached.  Tenant shall obtain all applicable governmental permits and approvals for sign and exterior treatments.  All signs, decorations, advertising media, blinds, draperies and other window treatment or bars or other security installations visible from outside the Premises shall be subject to Landlord's approval and conform in all respects to Landlord's requirements.  The use of the roof shall be reserved exclusively to Landlord for any use which does not interfere with Tenant’s business operations including, but not limited to the installation of solar panels (as described in Section 7) or leasing space to cellular telephone service providers for cell tower placement.

14.Parking.  Tenant shall be entitled to parking only within the boundaries of the Premises which are designated as parking areas on the Site Plan.

15.Damage and Destruction.  If at any time during the Lease Term the Premises are damaged by a fire or other casualty, Landlord shall notify Tenant within 30 days after such damage as to the amount of time Landlord reasonably estimates it will take to restore the Premises.

(a)If the Premises are damaged by fire or other casualty covered by insurance which Landlord is required to carry hereunder (and for which there are sufficient insurance proceeds available, excluding any deductible, to repair the damage), then Landlord shall, subject to Force Majeure events and delays arising from the collection of insurance proceeds, repair such damage (excluding the improvements installed by Tenant or by Landlord and paid by Tenant) within 9 months and this Lease shall continue in full force and effect.  Tenant at Tenant's expense shall promptly perform, subject to delays arising from the collection of insurance proceeds, or from Force Majeure events, all repairs or restoration not required to be done by Landlord.  If the Premises are damaged by fire or other casualty and there is no insurance or insufficient insurance proceeds (excluding any deductible) to repair the Premises, then Landlord may, at its option, either terminate this Lease, by giving notice to Tenant within 30 days of the date of damage, or repair such damage in the same manner as if there had been sufficient insurance proceeds available, at Landlord’s expense, and if Landlord so elects to repair, then the Lease shall continue in full force and effect.  Landlord’s failure to deliver a termination notice to Tenant as aforesaid, shall be deemed Landlord’s election to repair the Premises.

(b)If the Premises are damaged during the last 18 months of the Lease Term, and if the restoration time is estimated to exceed 6 months and such damage materially interferes with Tenant’s use of the Premises, Tenant may elect to terminate this Lease upon notice to Landlord given no later than 30 days after Tenant’s receipt of Landlord's written notice of its estimate of the amount of time it will take to repair the Premises.  If Tenant elects not to terminate this Lease or if Landlord estimates that the repair will take 6 months or less, then, Landlord shall promptly repair the Premises excluding the improvements installed by Tenant or by Landlord and paid by Tenant, subject to delays arising from the collection of insurance proceeds from Force Majeure events. Tenant at Tenant's expense shall promptly perform, subject to delays arising from the collection of insurance proceeds, or from Force Majeure events, all repairs or restoration not required to be done by Landlord and shall promptly re-enter the Premises and commence doing business in accordance with this Lease.

(c)Notwithstanding the foregoing, either party may terminate this Lease if the Premises are damaged during the last 9 months of the Lease Term and Landlord reasonably estimates that it will take more than one month to repair such damage.  Base Rent and Operating Expenses shall be abated for the period of repair and restoration in the proportion which the area of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises.  Unless Tenant has terminated the Lease pursuant to this Section 15, such abatement shall be the sole remedy of Tenant.

(d)If Landlord shall be obligated to repair or restore the Premises under the provisions of this Section 15 and shall not complete the restoration within the estimated or required time as provided above, Tenant may, at its election, give written notice to Landlord and to any Lenders of which Tenant has actual notice of Tenant's election to use the proceeds of such insurance to perform the necessary repairs or restorations of the Premises.  If Tenant gives such notice to Landlord and such Lenders and such repair or restoration is not commenced within 60 days after receipt of such notice, then Tenant shall be entitled to take over the repairs or restoration and to use all available insurance proceeds for such purposes.  If Landlord or a lender completes the repair or restoration of the Premises within 60 days after receipt of such notice, Tenant shall not have such right.  “Commence” as used in this Paragraph shall mean either the unconditional authorization of the preparation of the required plans, or the beginning of the actual work on the Premises, whichever first occurs.

(e)In the event Landlord fails to perform any terms, covenants, conditions, or warranties under this Lease or under applicable law, beyond the applicable cure period, then Tenant shall have the right, but not the obligation to make the necessary and applicable repairs or to take the necessary appropriate action, on behalf of Landlord, and Landlord shall credit Tenant’s Base Rent for the cost of such repairs.

(f)Tenant hereby waives the provisions of California Civil Code Sections 1932(2) and 1933(4), to the extent that they are inconsistent with the provisions of this Paragraph.

16.Condemnation.

(a)Immediately upon obtaining knowledge of the institution of any proceeding which may result in the transfer of title to all or a portion of the Premises by condemnation or other eminent domain proceeding, or by reason of any agreement with any potential condemning authority in settlement of or under any such proceedings (each, a “Taking”), Tenant shall notify Landlord thereof and Landlord (and Landlord’s Lender, if any) shall be entitled to participate in any such proceeding at Tenant’s expense.  Landlord, immediately upon obtaining knowledge of the institution of any proceeding which may result in Taking, shall notify Tenant thereof and Tenant shall have the right to participate in such proceeding at its own expense.  Tenant hereby irrevocably assigns to Landlord any award or payment in respect of any Taking, except that Tenant does not assign to Landlord any award or payment on account of Tenant’s Trade Fixtures or other tangible personal property, moving expenses and similar claims which do not decrease the award to Landlord, and Tenant shall have a right to make a separate claim therefore against the condemning authority.

(b)If (i) the entire Premises or (ii) at least 15% of the floor area of the Premises, the loss of which, in any case, even after Restoration (meaning the restoration of the Premises as nearly as possible to the same physical condition as existed immediately prior to the Taking) would, in Tenant’s reasonable business judgment, be substantially and materially adverse to the business operations of Tenant, or (iii) access to the Premises that exists as of the date hereof (unless sufficient access can be available after Restoration at a reasonable cost to Tenant in excess of the “Net Award”, being the entire award paid by reason of the Taking, less actual and reasonable costs incurred in collecting same, or (iv) the number of parking spaces that would, if eliminated, reduce the total number required by Legal Requirements (unless sufficient replacement parking spaces can be provided on the Premises to satisfy such Legal Requirements at a reasonable cost to Tenant in excess of the Net Award), shall be subject of a Taking, then Tenant shall have the right, exercisable within thirty (30) days after the Taking has occurred, to serve Tenant’s Termination Notice of its intention to terminate this Lease the Termination Date, which shall be no sooner than thirty (30) days after the date of Tenant’s Termination Notice and not later than ninety (90) days after the Tenant’s Termination Notice.

In the event that Tenant shall timely serve Tenant’s Termination Notice upon Landlord, this Lease and the Lease Term hereof shall terminate on the Termination Date.

(c)In the event of any Taking of part of the Premises which does not result in a termination of this Lease, the Net Award of such Taking shall be retained by Landlord, unless if separately awarded to Tenant, and, promptly after such Taking, Tenant shall commence and diligently continue to perform the Restoration whether or not the Net Award shall be sufficient to do so.

Upon the payment to Landlord of the Net Award of the Taking which falls within the provisions of this subparagraph (c), Landlord (and Landlord’s Lender, if any) shall, to the extent received, make that portion of the Net Award equal to the cost of Restoration (the “Restoration Award”) available to Tenant for Restoration, the balance remaining (the “Net Surplus Award”) shall be the property of Landlord, and shall be applied, at Landlord’s option, as follows:

(i)The Net Surplus Award shall be retained by Landlord, in which  event the Base Rent becoming due after Landlord receives the Net Surplus Award, but exclusive of any extended Term for which Tenant had not exercised its extension option as of the date Tenant received notice of such Taking, shall be reduced by an amount which bears the same proportion to the Base Rent payable immediately prior to such Taking as the fair market rent of the portion of the Premises so taken shall bear to the fair market rent of the whole of the Premises immediately prior to such Taking.

(ii)Tenant shall receive that portion of the Net Surplus Award equal to the present value (calculated at a discount rate of nine percent (9%) of the reductions in the Base Rent, exclusive of any extended Terms for which Tenant had not exercised its extension option as of the date Tenant received notice of such Taking, that would have occurred had Landlord elected to apply the Net Surplus Award under subparagraph (i) above; that portion of the Net Surplus Award in excess of the amount so received by Tenant shall be retained by Landlord; and the Base Rent shall not be reduced.

(d)Except with respect to an award or payment to which Tenant is entitled pursuant to the foregoing provisions of this Paragraph no agreement with any condemning authority in settlement of or under threat of any condemnation or other eminent domain proceedings shall be made by either Landlord or Tenant without the written consent of the other, which consent shall not be reasonably withheld, conditioned or delayed provided such award or payment is applied in accordance with this Lease.

(e)Notwithstanding anything to the contrary set forth herein after a Taking which does not result in the termination of this Lease, the Monthly Base Rent and Operating Expense Payments and other charges, if any, due hereunder shall be reduced in the same proportion as the rentable floor area of the Premises taken bears to the original rentable floor area of the Premises prior to such taking.

17.Assignment and Subletting.  Without Landlord's prior written consent, which Landlord shall not unreasonably withhold, condition or delay, Tenant shall not assign this Lease or sublease the Premises or any part thereof or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Premises and any attempt to do any of the foregoing shall be void and of no effect.  For purposes of this paragraph, a transfer of the ownership interests controlling Tenant shall be deemed an assignment of this Lease unless such ownership interests are publicly traded or unless such transfers do not result in a loss of such control.  Notwithstanding the above, Tenant may assign or sublet the Premises, or any part thereof, to any entity controlling Tenant, controlled by Tenant or under common control with Tenant (a “Tenant Affiliate”), without the prior written consent of Landlord, but upon notice to Landlord, and provided that any Tenant Affiliate which is assignee assumes in writing all of Tenant’s obligations under the Lease and any Tenant Affiliate which is a subtenant executes a sublease which complies with the requirements below.  Notwithstanding the above, concurrently with the execution of this Lease, Tenant shall enter into a sublease of 30,000 square feet of the Premises with Highland Fairview (or one of its affiliates).  The sublease shall be in substantially the form of Exhibit “C” attached hereto.  The prior written consent of Landlord to such sublease shall not be required, provided that the sublease shall remain subordinate to this Lease.  Tenant shall reimburse Landlord for all of Landlord's reasonable out-of-pocket expenses in connection with any assignment or sublease.

It shall be reasonable for the Landlord to withhold its consent to any assignment or sublease in any of the following instances:  (i) an Event of Default has occurred and is continuing that would not be cured upon the proposed sublease or assignment; (ii) the assignee or sublessee does not have a net worth calculated according to generally accepted accounting principles at least equal to $50 million immediately prior to such assignment or sublease; (iii) the intended use of the Premises by the assignee or sublessee is not reasonably satisfactory to Landlord; (iv) the identity or business reputation of the assignee or sublessee will, in the good faith judgment of Landlord, tend to damage the goodwill or reputation of the Project; (v) in the case of a sublease, the subtenant has not acknowledged that the Lease controls over any inconsistent provision in the sublease; or (vi) the proposed assignee or sublessee is a governmental agency.  Tenant and Landlord acknowledge that each of the foregoing criteria is reasonable as of the date of execution of this Lease.  The foregoing criteria shall not exclude any other reasonable basis for Landlord to refuse its consent to such assignment or sublease.  Any approved assignment or sublease shall be expressly subject to the terms and conditions of this Lease.  Tenant shall provide to Landlord all information concerning the assignee or sublessee as Landlord may request.

Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant's obligations under this Lease shall at all times remain fully responsible and liable for the payment of the rent and for compliance with all of Tenant's other obligations under this Lease (regardless of whether Landlord's approval has been obtained for any such assignments or sublettings).  In the event that the rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment plus any bonus or other consideration therefor or incident thereto) exceeds the rental payable under this Lease (prorated if less than 100% of the Premises are subleased or assigned), then Tenant shall be bound and obligated to pay Landlord as additional rent hereunder 50% of all such excess rental and other excess consideration within 10 days following receipt thereof by Tenant.

If this Lease be assigned or if the Premises be subleased (whether in whole or in part) or in the event of the mortgage, pledge, or hypothecation of Tenant's leasehold interest or grant of any concession or license within the Premises or if the Premises be occupied in whole or in part by anyone other than Tenant, then upon a default by Tenant hereunder Landlord may collect rent from the assignee, sublessee, mortgagee, pledgee, party to whom the leasehold interest was hypothecated, concessionee or licensee or other occupant and, except to the extent set forth in the preceding paragraph, apply the amount collected to the next rent payable hereunder; and all such rentals collected by Tenant shall be held in trust for Landlord and immediately forwarded to Landlord.  No such transaction or collection of rent or application thereof by Landlord, however, shall be deemed a waiver of these provisions or a release of Tenant from the further performance by Tenant of its covenants, duties, or obligations hereunder.

18.Indemnification.  Except for the gross negligence or willful misconduct of Landlord, its agents, employees or contractors, and to the extent permitted by law, Tenant agrees to indemnify, defend and hold harmless Landlord, and Landlord's members and their respective agents, employees and contractors and any Lender, from and against any and all losses, liabilities, damages, costs and expenses (including attorneys' fees) resulting from claims by third parties for injuries to any person and damage to or theft or misappropriation or loss of property occurring in or about the Premises and arising from the use and occupancy of the Premises or from any activity, work, or thing done, permitted or suffered by Tenant in or about the Premises or due to any other act or omission of Tenant, its subtenants, assignees, invitees, employees, contractors and agents.  The furnishing of insurance required hereunder shall not be deemed to limit Tenant's obligations under this Paragraph 18.

Except for the gross negligence or willful misconduct of Tenant, its agents, employees or contractors, and to the extent permitted by law, Landlord agrees to indemnify, defend and hold harmless Tenant, and Tenant's shareholders, directors, officers, agents, employees and contractors,  from and against any and all losses, liabilities, damages, costs and expenses (including attorneys' fees) resulting from claims by third parties for injuries to any person and damage to or loss of property occurring in or about the Premises or the Project resulting from the grossly negligent or willful acts or omissions of Landlord.

The provisions of this paragraph shall survive termination of the Lease with respect to events occurring prior to such termination.

19.Inspection and Access.  Landlord and its agents, representatives, and contractors may enter the Premises at any reasonable time to inspect the Premises and to make such repairs as may be required or permitted pursuant to this Lease and for any other business purpose.  Landlord and Landlord's representatives may enter the Premises during business hours for the purpose of showing the Premises to prospective purchasers and, during the last two years of the Lease Term, to prospective tenants.  Landlord may erect a suitable sign on the Premises stating the Premises are available to let or that the Premises is available for sale.  Landlord may grant easements, make public dedications, designate common areas and create restrictions on or about the Premises, provided that no such easement, dedication, designation or restriction materially interferes with Tenant's use or occupancy of the Premises. At Landlord's request, Tenant shall execute such instruments as may be necessary for such easements, dedications or restrictions.

20.Quiet Enjoyment.  Upon payment by Tenant of the rent for the Premises and the observance and performance of all of the covenants, conditions and provisions on Tenant's part to be observed and performed under this Lease, Tenant shall have quiet possession of the Premises for the entire term hereof subject to all of the provisions of this Lease.  If Tenant shall not be in default beyond any applicable grace period provided herein, Tenant shall peaceably and quietly occupy and enjoy the full possession and use of the Premises and the use of the Common Areas.

21.Surrender.  Upon expiration of the Lease Term or earlier termination of the Lease, Tenant shall surrender the Premises to Landlord in the same condition as received, broom clean, ordinary wear and tear and casualty loss and condemnation covered by Paragraphs 15 and 16, and Tenant’s removal or non-removal of Tenant-Made Alterations pursuant to the provisions of Paragraph 12 excepted.  Any Trade Fixtures, Tenant-Made Alterations and property not so removed by Tenant as permitted or required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant's expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord's retention and disposition of such property.  All obligations of Tenant hereunder not fully performed as of the termination of the Lease Term shall survive the termination of the Lease Term, including without limitation, indemnity obligations, payment obligations with respect to Operating Expenses, and obligations concerning the condition and repair of the Premises.

22.Holding Over.  If Tenant retains possession of the Premises after the expiration of the Lease Term, unless otherwise agreed in writing, such possession shall be subject to immediate termination by Landlord at any time, and all of the other terms and provisions of this Lease (excluding any expansion or renewal option or other similar right or option) shall be applicable during such holdover period, except that Tenant shall pay Landlord from time to time, upon demand, as Base Rent for the holdover period, an amount equal to double the Base Rent in effect on the termination date, computed on a monthly basis for each month or part thereof during such holding over.  All other payments shall continue under the terms of this Lease.  In addition, Tenant shall be liable for all damages incurred by Landlord as a result of such holding over.  No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Paragraph

22 shall not be construed as consent for Tenant to retain possession of the Premises.  For purposes of this Paragraph 22, “possession of the Premises” shall continue until, among other things, Tenant has delivered all keys to the Premises to Landlord, Landlord has complete and total dominion and control over the Premises, and Tenant has completely fulfilled all obligations required of it upon termination of the Lease as set forth in this Lease, including, without limitation, those concerning the condition and repair of the Premises.

23.Events of Default.  Each of the following events shall be an event of default (“Event of Default”) by Tenant under this Lease:

(i)Tenant shall fail to pay any installment of Base Rent or any other payment required herein when due, and such failure shall continue for a period of 10 days from the date of written notice thereof.

(ii)Tenant or any guarantor or surety of Tenant's obligations hereunder shall (A) make a general assignment for the benefit of creditors; (B) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively a “proceeding for relief”); (C) become the subject of any proceeding for relief which is not dismissed within 60 days of its filing or entry; or (D) die or suffer a legal disability (if Tenant, guarantor, or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity).

(iii)Any insurance required to be maintained by Tenant pursuant to this Lease shall be cancelled or terminated or shall expire or shall be reduced or materially changed, except, in each case, as permitted in this Lease.

(iv)Tenant shall abandon or vacate the Premises or fail to continuously operate its business at the Premises for the permitted use set forth herein, whether or not Tenant is in monetary or other default under this Lease.  Notwithstanding anything contained herein to the contrary, Tenant's abandoning, vacating, or failing to continuously operate its business at, the Premises shall not constitute an Event of Default if, prior to vacating, abandoning, or ceasing to continuously operate its business at the Premises, Tenant has made arrangements reasonably acceptable to Landlord to (a) insure that the insurance for the Premises will not be voided or cancelled with respect to the Premises as a result of such vacancy, abandonment, or ceasing of operations, (b) insure that the Premises are reasonably secured from theft and vandalism, and (c) insure that the Premises will be properly maintained after such vacation.  Tenant shall inspect the Premises at least once each month and report monthly in writing to Landlord in the event the condition of the Premises has materially changed.

(v)Tenant shall attempt or there shall occur any assignment, subleasing or other transfer of Tenant's interest in or with respect to this Lease except as otherwise permitted in this Lease.

(vi)Tenant shall fail to discharge any lien placed upon the Premises in violation of this Lease within 30 days after any such lien or encumbrance is filed against the Premises.

(vii)As long as Tenant (or an affiliate of Tenant) is a member of Landlord, any default by Tenant, or an affiliate of Tenant, under Landlord’s Operating Agreement (beyond any applicable notice or cure period set forth therein).

(viii)Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Paragraph 23, and except as otherwise expressly provided herein, such default shall continue for more than 30 days after Landlord shall have given Tenant written notice of such default, or if performance is not possible within such period, any failure of Tenant to commence performance within such period and to diligently prosecute such performance to completion.

(ix)Tenant shall default (beyond any applicable notice and/or cure period) under that certain Lease dated September 25, 2007 (as amended) between Landlord and Tenant for approximately 82.59 acres of land adjacent to the Premises (the “Prior Lease”).

24.Landlord's Remedies.  Upon each occurrence of an Event of Default and so long as such Event of Default shall be continuing, Landlord may at any time thereafter at its election:  terminate this Lease or Tenant's right of possession, (but Tenant shall remain liable as hereinafter provided) and/or pursue any other remedies at law or in equity.  Upon the termination of this Lease or termination of Tenant's right of possession, it shall be lawful for Landlord, without formal demand or notice of any kind, to re-enter the Premises by summary dispossession proceedings or any other action or proceeding authorized by law and to remove Tenant and all persons and property therefrom.  If Landlord re-enters the Premises, Landlord shall have the right to keep in place and use, or remove and store, all of the furniture, fixtures and equipment at the Premises.

Except as otherwise provided in the next paragraph, if Tenant breaches this Lease and abandons the Premises prior to the end of the term hereof, or if Tenant's right to possession is terminated by Landlord because of an Event of Default by Tenant under this Lease, this Lease shall terminate.  Upon such termination, Landlord may recover from Tenant the following, as provided in Section 1951.2 of the Civil Code of California: (i) the worth at the time of award of the unpaid Base Rent and other charges under this Lease that had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the reasonable value of the unpaid Base Rent and other charges under this Lease which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; (iii) the worth at the time of the award by which the reasonable value of the unpaid Base Rent and other charges under this Lease for the balance of the term of this Lease after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom.  As used herein, the following terms are defined: (a) the “worth at the time of award” of the amounts referred to in Sections (i) and (ii) is computed by allowing interest at the lesser of 18 percent per annum or the maximum lawful rate.  The “worth at the time of award” of the amount referred to in Section (iii) is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent; (b) the “time of award” as used in clauses (i), (ii), and (iii) above is the date on which judgment is entered by a court of competent jurisdiction; (c) The “reasonable value” of the amount referred to in clause (ii) above is computed by determining the mathematical product of (1) the “reasonable annual rental value” (as defined herein) and (2) the number of years, including fractional parts thereof, between the date of termination and the time of award.  The “reasonable value” of the amount referred to in clause (iii) is computed by determining the mathematical product of (1) the annual Base Rent and other charges under this Lease and (2) the number of years including fractional parts thereof remaining in the balance of the term of this Lease after the time of award.

Even though Tenant has breached this Lease and abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant's right to possession, and Landlord may enforce all its rights and remedies under this Lease, including the right to recover rent as it becomes due.  This remedy is intended to be the remedy described in California Civil Code Section 1951.4 and the following provision from such Civil Code Section is hereby repeated:  “The Lessor has the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations).”  Any such payments due Landlord shall be made upon demand therefor from time to time and Tenant agrees that Landlord may file suit to recover any sums falling due from time to time.  Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect in writing to terminate this Lease for such previous breach.

Exercise by Landlord of any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance of surrender of the Premises and/or a termination of this Lease by Landlord, whether by agreement or by operation of law, it being understood that such surrender and/or termination can be effected only by the written agreement of Landlord and Tenant.  Any law, usage, or custom to the contrary notwithstanding, Landlord shall have the right at all times to enforce the provisions of this Lease in strict accordance with the terms hereof; and the failure of Landlord at any time to enforce its rights under this Lease strictly in accordance with same shall not be construed as having created a custom in any way or manner contrary to the specific terms, provisions, and covenants of this Lease or as having modified the same.  Tenant and Landlord further agree that forbearance or waiver by Landlord to enforce its rights pursuant to this Lease or at law or in equity shall not be a waiver of Landlord's right to enforce one or more of its rights in connection with any subsequent default.  A receipt by Landlord of rent or other payment with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord.  To the greatest extent permitted by law, Tenant waives the service of notice of Landlord's intention to re-enter as provided for in any statute, or to institute legal proceedings to that end, and also waives all right of redemption in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge.  The terms “enter,” “re-enter,” “entry” or “re-entry,” as used in this Lease, are not restricted to their technical legal meanings.  Any reletting of the Premises shall be on such terms and conditions as Landlord in its sole discretion may determine (including without limitation a term different than the remaining Lease Term, rental concessions, alterations and repair of the Premises, lease of less than the entire Premises to any tenant and leasing any or all other portions of the Project before reletting the Premises).  Landlord shall not be liable, nor shall Tenant's obligations hereunder be diminished because of, Landlord's failure to relet the Premises or collect rent due in respect of such reletting.

25.Tenant's Remedies/Limitation of Liability.  Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within 30 days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of 30 days, then after such period of time as is reasonably necessary so long as Landlord commences performing within said period and diligently prosecutes such performance to completion).  Upon such failure Tenant shall have the option but not the obligation to cause such repair and deduct such reasonable amount from the Base Rent.  Notwithstanding anything to the contrary contained herein, in the event of an emergency situation which effects the roof or structural integrity of the Premises, Landlord shall use its best efforts to repair such damage within five (5) days of Tenant’s written notice of such event.  In the event of an emergency (any event that in Tenant’s reasonable opinion poses a potential threat to life and/or property), and/or in the event that Landlord shall fail to perform any of Landlord’s responsibilities within the applicable cure period, then Tenant shall have the right, but not the obligation to make the necessary and appropriate repairs, or to take the appropriate action on behalf of Landlord, and Landlord shall promptly reimburse Tenant the full cost of such repairs or action.  If Landlord shall fail to fully reimburse Tenant for such costs, Tenant may, but shall not be required to deduct such amounts from any amounts owing or to become owing from Tenant to Landlord.  All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord's obligations hereunder.  All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter.  The term “Landlord” in this Lease shall mean only the owner, for the time being of the Premises, and in the event of the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, it being understood that Landlord shall not be released from any obligations accruing prior to such transfer unless such obligations have been assumed in writing by Landlord’s successor, but such obligations shall be binding during the Lease Term upon each new owner for the duration of such owner's ownership.  Any liability of Landlord under this Lease shall be limited solely to its interest in the Premises, and in no event shall any personal liability be asserted against Landlord or any of Landlord’s partners in connection with this Lease nor shall any recourse be had to any other property or assets of Landlord or any of Landlord’s partners.

26.Intentionally Deleted.

27.Subordination.  This Lease and Tenant's interest and rights hereunder are and shall be subject and subordinate at all times to the lien of any mortgage, now existing or hereafter created on or against the Project or the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant.  Tenant agrees, at the election of the holder of any such mortgage, to attorn to any such holder.  Tenant agrees upon demand to execute, acknowledge and deliver such instruments, confirming such subordination and such instruments of attornment as shall be requested by any such holder.  Tenant hereby appoints Landlord attorney in fact for Tenant irrevocably (such power of attorney being coupled with an interest) to execute, acknowledge and deliver any such instrument and instruments for and in the name of the Tenant and to cause any such instrument to be recorded. Notwithstanding the foregoing, any such holder may at any time subordinate its mortgage to this Lease, without Tenant's consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such mortgage without regard to their respective dates of execution, delivery or recording and in that event such holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such mortgage and had been assigned to such holder.  The term “mortgage” whenever used in this Lease shall be deemed to include deeds of trust, security assignments and any other encumbrances, and any reference to the “holder” of a mortgage shall be deemed to include the beneficiary under a deed of trust.

Notwithstanding the foregoing paragraph, Tenant shall not be obligated to subordinate the Lease or its interest therein to any mortgage, deed of trust or ground lease on the Project or the Premises unless concurrently with such subordination the holder of such mortgage or deed of trust or the ground lessor under such ground lease upon commercially reasonable terms including, agreeing not to disturb Tenant's possession of the Premises under the terms of the Lease in the event such holder or ground lessor acquires title to the Premises through foreclosure, deed in lieu of foreclosure or otherwise.  Landlord shall use reasonable commercial efforts to obtain, at no cost to Tenant, a non-disturbance agreement from any such holder or ground lessor existing as of the Commencement Date for the benefit of Tenant in a commercially reasonable form within 20 days of the date of this Lease.

28.Mechanic's Liens.  Tenant has no express or implied authority to create or place any lien or encumbrance of any kind upon, or in any manner to bind the interest of Landlord or Tenant in, the Premises or to charge the rentals payable hereunder for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs. Tenant covenants and agrees that it will pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises and that it will save and hold Landlord harmless from all loss, cost or expense based on or arising out of asserted claims or liens against the leasehold estate or against the interest of Landlord in the Premises or under this Lease.  Tenant shall give Landlord immediate written notice of the placing of any lien or encumbrance against the Premises and cause such lien or encumbrance to be discharged within 30 days of the filing or recording thereof; provided, however, Tenant may contest such liens or encumbrances as long as such contest prevents foreclosure of the lien or encumbrance and Tenant causes such lien or encumbrance to be bonded or insured over in a manner satisfactory to Landlord within such 30 day period.

29.Estoppel Certificates.  Tenant agrees, from time to time, within 10 days after request of Landlord, to execute and deliver to Landlord, or Landlord's designee, any estoppel certificate requested by Landlord, stating that this Lease is in full force and effect, the date to which rent has been paid, that Landlord is not in default hereunder (or specifying in detail the nature of Landlord's default), the termination date of this Lease and such other matters pertaining to this Lease as may be requested by Landlord.  Tenant's obligation to furnish each estoppel certificate in a timely fashion is a material inducement for Landlord's execution of this Lease.  No cure or grace period provided in this Lease shall apply to Tenant's obligations to timely deliver an estoppel certificate.  Tenant hereby irrevocably appoints Landlord as its attorney in fact to execute on its behalf and in its name any such estoppel certificate if Tenant fails to execute and deliver the estoppel certificate within 10 days after Landlord's written request thereof.

30.Environmental Requirements.  Except for Hazardous Material (as defined below) contained in products used by Tenant in de minimis quantities for ordinary cleaning and office purposes and equipment maintenance, Tenant shall not permit or cause any party to bring any Hazardous Material upon the Premises or transport, store, use, generate, manufacture or release any Hazardous Material in or about the Premises without Landlord's prior written consent.  Tenant, at its sole cost and expense, shall operate its business in the Premises in strict compliance with all Environmental Requirements and shall remediate in a manner satisfactory to Landlord any Hazardous Materials released on or from the Premises or the Project by Tenant, its agents, employees, contractors, subtenants or invitees.  Tenant shall complete and certify to disclosure statements as requested by Landlord from time to time relating to Tenant's transportation, storage, use, generation, manufacture or release of Hazardous Materials on the Premises.  The term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any governmental authority or agency regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the environment, including without limitation, the following:  the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder.  The term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, under any Environmental Requirements, asbestos and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas).  As defined in Environmental Requirements, Tenant is and shall be deemed to be the “operator” of Tenant's “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant, its agents, employees, contractors or invitees, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all losses (including, without limitation, diminution in value of the Premises or the Project and loss of rental income from the Premises or the Project), claims, demands, actions, suits, damages (including, without limitation, punitive damages), expenses (including, without limitation, remediation, removal, repair, corrective action, or cleanup expenses), and costs (including, without limitation, actual attorneys' fees, consultant fees or expert fees and including, without limitation, removal or management of any asbestos brought into the property by Tenant, its agents, employees, contractors, subtenants, assignees or invitees or disturbed by Tenant, its agents, employees, contractors, subtenants, assignees or invitees in breach of the requirements of this Paragraph 30, regardless of whether such removal or management is required by law) which are brought or recoverable against, or suffered or incurred by Landlord as a result of any release of Hazardous Materials for which Tenant is obligated to remediate as provided above or any other breach of the requirements under this Paragraph 30 by Tenant, its agents, employees, contractors, subtenants, assignees or invitees, regardless of whether Tenant had knowledge of such noncompliance.  The obligations of Tenant under this Paragraph 30 shall survive any termination of this Lease.

Landlord shall have access to, and a right to perform inspections and tests of, the Premises to determine Tenant's compliance with Environmental Requirements, its obligations under this Paragraph 30, or the environmental condition of the Premises.  Access shall be granted to Landlord upon Landlord's prior notice to Tenant and at such times so as to minimize, so far as may be reasonable under the circumstances, any disturbance to Tenant's operations.  Such inspections and tests shall be conducted at Landlord's expense, unless such inspections or tests reveal that Tenant has not complied with any Environmental Requirement, in which case Tenant shall reimburse Landlord for the reasonable cost of such inspection and tests.  Landlord's receipt of or satisfaction with any environmental assessment in no way waives any rights that Landlord holds against Tenant.

Landlord represents and warrants that except for information contained in the Phase I Environmental Assessment Reports prepared by LOR Environmental, Inc., and delivered to Tenant in connection with the Prior Lease, Landlord, to Landlord's knowledge without further inquiry, is unaware of any environmental conditions affecting the Premises.

Notwithstanding anything to the contrary in this Paragraph 30, Tenant shall have no liability of any kind to Landlord or any other party and Landlord shall indemnify Tenant as to Hazardous Materials on the Premises caused or permitted by Landlord, its agents, employees, contractors or invitees.

31.Rules and Regulations.  Tenant shall, at all times during the Lease Term and any extension thereof, comply with all reasonable rules and regulations at any time or from time to time established by Landlord covering use of the Premises and the Project.  The current rules and regulations are attached hereto.  In the event of any conflict between said rules and regulations and other provisions of this Lease, the other terms and provisions of this Lease shall control.  Landlord shall not have any liability or obligation for the breach of any rules or regulations by other tenants in the Project.

32.Security Service.  Tenant acknowledges and agrees that, while Landlord may patrol the Project, Landlord is not providing any security services with respect to the Premises and that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises.

33.Force Majeure.  Except for monetary obligations, neither Landlord nor Tenant shall be held responsible for delays in the performance of its obligations hereunder when caused by strikes, lockouts, labor disputes, acts of God, inability to obtain labor or materials or reasonable substitutes therefor, governmental restrictions, governmental regulations, governmental controls, delay in issuance of permits, enemy or hostile governmental action, acts of terrorism, civil commotion, fire or other casualty, inability to obtain financing due to general economic conditions (as opposed to conditions which are specific to the Landlord or the Project), and other causes beyond the reasonable control of Landlord or Tenant (“Force Majeure”).

34.Entire Agreement.  This Lease constitutes the complete agreement of Landlord and Tenant with respect to the subject matter hereof.  No representations, inducements, promises or agreements, oral or written, have been made by Landlord or Tenant, or anyone acting on behalf of Landlord or Tenant, which are not contained herein, and any prior agreements, promises, negotiations, or representations are superseded by this Lease.  This Lease may not be amended except by an instrument in writing signed by both parties hereto.

35.Severability.  If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby.  It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

36.No Brokers.   Tenant represents and warrants to Landlord, and Landlord represents and warrants to Tenant, that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction, and each of the Parties agrees to indemnify and hold the other party harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with indemnifying party with regard to this leasing transaction.

37.Miscellaneous.

(a)Any payments or charges due from Tenant to Landlord hereunder shall be considered rent for all purposes of this Lease.

(b)If and when included within the term “Tenant,” as used in this instrument, there is more than one person, firm or corporation, each shall be jointly and severally liable for the obligations of Tenant.

(c)All notices required or permitted to be given under this Lease shall be in writing and shall be sent by registered or certified mail, return receipt requested, or by a reputable national overnight courier service, postage prepaid, or by hand delivery addressed to the parties at their addresses below.  Either party may by notice given aforesaid change its address for all subsequent notices.  Except where otherwise expressly provided to the contrary, notice shall be deemed given upon delivery.

(d)Except as otherwise expressly provided in this Lease or as otherwise required by law, Landlord’s right to withhold any consent or approval shall not be unreasonably withheld or delayed.

(e)All payments of monetary sums due by Tenant to Landlord hereunder, including, but not limited to, Base Rent and payments of Operating Expenses, shall be deemed to be “rent”.

(f)Neither this Lease nor a memorandum of lease shall be filed by or on behalf of Tenant in any public record.  Landlord may prepare and file, and upon request by Landlord Tenant will execute, a memorandum of lease.

(g)The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto.

(h)The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Lease by both parties.

(i)Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires.  The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

(j)Any amount not paid by Tenant within 10 days after its due date in accordance with the terms of this Lease shall bear interest from such due date until paid in full at the lesser of the highest rate permitted by applicable law or 10 percent per year.  It is expressly the intent of Landlord and Tenant at all times to comply with applicable law governing the maximum rate or amount of any interest payable on or in connection with this Lease.  If applicable law is ever judicially interpreted so as to render usurious any interest called for under this Lease, or contracted for, charged, taken , reserved, or received with respect to this Lease, then it is Landlord's and Tenant's express intent that all excess amounts theretofore collected by Landlord be credited on the applicable obligation (or, if the obligation has been or would thereby be paid in full, refunded to Tenant), and the provisions of this Lease immediately shall be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

(k)Construction and interpretation of this Lease shall be governed by the laws of the State of California, excluding any principles of conflicts of laws.

(l)Time is of the essence as to the performance of Tenant's obligations under this Lease.

(m)All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof.  In the event of any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control.

38.Landlord's Lien/Subordination. Provided Tenant is not in default under the Lease, Landlord, at the request of Tenant, agrees to subordinate Landlord's lien, if any, arising under the Lease against Tenant's property or any of Tenant’s leased or financed property located on the Premises and agrees that Tenant’s property or its leased or financed property shall not become part of the Premises or encumbered by a lien by Landlord regardless of the manner in which the leased or financed property may be attached or affixed to the Premises.  Such subordination shall be required only if the lender or lessor shall be a bank or other financial institution or the vendor of Tenant's equipment or a financing entity related to such vendor and shall be subject to such conditions as Landlord may reasonably require.  Tenant shall reimburse Landlord for all reasonable out-of-pocket expenses incurred by Landlord in negotiating and executing such agreement with Tenant's lender.

39.Limitation of Liability of Trustees, Shareholders, Members and Officers of Landlord.  Any obligation or liability whatsoever of Landlord which may arise at any time under this Lease or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction, or undertaking contemplated hereby shall not be personally binding upon, nor shall resort for the enforcement thereof be had to the property of, its members, trustees, directors, shareholders, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort, or otherwise.

40.Limitation of Liability of Directors, Shareholders, and Officers of Tenant. Any obligation or liability whatsoever of Tenant, which may arise at any time under this Lease or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction, or undertaking contemplated hereby shall not be personally binding upon, nor shall resort for the enforcement thereof be had to the property of, its directors, shareholders, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort, or otherwise.

41.Civil Code § 1938 Disclosure. Pursuant to Section 1938 of the California Civil Code, Landlord hereby advises Tenant that as of the date of this Lease, the Premises has not undergone inspection by a Certified Access Specialist (a “CASp”).  Further, pursuant to Section 1938 of the California Civil Code, Landlord notifies Tenant of the following: “A Certified Access Specialist (CASp) can inspect the Premises and determine whether the Premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the Premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the Premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.”  The parties shall mutually agree on the arrangements for the time and manner of any such CASp inspection.  Landlord and Tenant hereby mutually agree that the cost of the CASp inspection will be borne by Tenant, and that Tenant shall be responsible for the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.

42.Energy Disclosure Requirements.  Tenant will cooperate with Landlord in all reasonable respects to enable Landlord to comply with its obligations under AB-802 (or any successor statute, or any regulations promulgated thereunder, or any similar State or City law) relating to energy disclosures, and the measurement of energy efficiency by the State Resources Conservation and Development Commission and/or the Public Utilities Commission, including delivering information regarding Tenant’s energy consumption to Landlord in a format compatible with the U.S. EPA’s Energy Star Portfolio Manager.  Tenant hereby specifically authorizes Moreno Valley Utility to release to Landlord any information requested by Landlord relative to Tenant’s energy consumption at the Premises.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the Effective Date.

LANDLORD:	TENANT:

HF LOGISTICS-SKX T2, LLC, a Delaware limited liability company	SKECHERS U.S.A., INC., a Delaware corporation

By:	HF Logistics I, LLC, a Delaware limited	By:	/s/ David Weinberg
	liability company	David Weinberg, Chief Operating Officer

By:	/s/ Iddo Benzeevi
	Iddo Benzeevi, President and	Address:
	Chief Executive Officer	228 Manhattan Beach Blvd.
Manhattan Beach, CA 90266
Address:
14225 Corporate Way Moreno Valley, CA 92553

RULES AND REGULATIONS

1.The sidewalk, entries, and driveways of the Project shall not be obstructed by Tenant, or its agents, or used by them for any purpose other than ingress and egress to and from the Premises.

2.Tenant shall not place any objects, including antennas, outdoor furniture, etc., in the parking areas, landscaped areas or other areas outside of its Premises, or on the roof of the Project.

3.Except for seeing-eye dogs, no animals shall be allowed in the offices, halls, or corridors in the Project.

4.Tenant shall not disturb the occupants of the Project or adjoining buildings by the use of any radio or musical instrument or by the making of loud or improper noises.

5.Except as otherwise set forth in the Lease, if Tenant desires telegraphic, telephonic or other electric connections in the Premises, no boring or cutting of wires will be permitted without Landlord’s prior consent, which shall not be unreasonably withheld or delayed.  Any such installation or connection shall be made at Tenant's expense.

6.Tenant shall not install or operate any steam or gas engine or boiler, or other mechanical apparatus (except for Tenant’s material handling system) in the Premises, except as specifically approved in the Lease.  The use of oil, gas or inflammable liquids for heating, lighting or any other purpose is expressly prohibited.  Explosives or other articles deemed extra hazardous shall not be brought into the Project.

7.Parking any type of recreational vehicles is specifically prohibited on or about the Project.  Except for the overnight parking of operative vehicles and except as permitted in the Lease, no vehicle of any type shall be stored in the parking areas at any time.  In the event that a vehicle is disabled, it shall be removed within 48 hours.  There shall be no “For Sale” or other advertising signs on or about any parked vehicle.  All vehicles shall be parked in the designated parking areas in conformity with all signs and other markings.  All parking will be open parking, and no reserved parking, numbering or lettering of individual spaces will be permitted except as specified by Landlord.

8.Tenant shall maintain the Premises free from rodents, insects and other pests.

9.Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs or who shall in any manner do any act in violation of the Rules and Regulations of the Project.

10.Tenant shall not cause any unnecessary labor by reason of Tenant's carelessness or indifference in the preservation of good order and cleanliness.  Landlord shall not be responsible to Tenant for any loss of property on the Premises, however occurring, or for any damage done to the effects of Tenant by the janitors or any other employee or person.

11.Tenant shall give Landlord prompt notice of any defects in the water, lawn sprinkler, sewage, gas pipes, electrical lights and fixtures, heating apparatus, or any other service equipment affecting the Premises.

12.Except as otherwise set forth in the Lease, Tenant shall not permit storage outside the Premises, including without limitation, outside storage of trucks and other vehicles, or dumping of waste or refuse or permit any harmful materials to be placed in any drainage system or sanitary system in or about the Premises.

13.All moveable trash receptacles provided by the trash disposal firm for the Premises must be kept in the trash enclosure areas, if any, provided for that purpose.

14.No auction, public or private, will be permitted on the Premises or the Project without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed.

15.No awnings shall be placed over the windows in the Premises except with the prior written consent of Landlord.

16.The Premises shall not be used for lodging, sleeping or cooking (except for microwave usage) or for any immoral or illegal purposes or for any purpose other than that specified in the Lease.  No gaming devices shall be operated in the Premises.

17.Tenant shall ascertain from Landlord the maximum amount of electrical current which can safely be used in the Premises, taking into account the capacity of the electrical wiring in the Project and the Premises and the needs of other tenants, and shall not use more than such safe capacity.  Landlord's consent to the installation of electric equipment shall not relieve Tenant from the obligation not to use more electricity than such safe capacity.

18.Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage.

19.Tenant shall not install or operate on the Premises any machinery or mechanical devices of a nature not related to Tenant's use of the Premises as permitted under the Lease.

ADDENDUM 1

BASE RENT

Base Rent shall be computed as set forth below:

The Monthly Base Rent as of the Effective Date shall be computed by multiplying $.61 psf by the number of rentable square feet in the Premises ($457,500 based on 750,000 rentable square feet).  The Monthly Base Rent shall increase by 2.5% on the first day of the 13th full calendar month after the Effective Date, and shall increase again by 2.5% on each 12-month anniversary thereafter during the next five (5) years, and 3% thereafter.  It is understood and agreed that no Monthly Base Rent shall be payable (other than the prepaid Base Rent due on the Effective Date pursuant to Paragraph 4 of the Lease) until the Commencement Date.  The Monthly Base Rent payable as of the Commencement Date shall be determined using the foregoing computations.

*	The foregoing Monthly Base Rent amounts are based upon the Premises containing 750,000 rentable square feet of space, and are therefore subject to adjustment as set forth in Paragraph 1 of Addendum 3.

ADDENDUM 2

CONSTRUCTION

CONSTRUCTION OF PREMISES

1.	Standard Specifications and Final Plans; Change Orders.

(a)Preparation of Final Plans.  Landlord shall furnish or perform, at Landlord's sole cost and expense, those items of construction and those improvements (“Landlord Improvements”) provided for in the Building Design Criteria, together with the addendum thereto (collectively the “Specifications”) attached as Exhibit “B”.  Landlord shall provide Tenant with final working drawings and specifications for the Landlord Improvements (the “Final Plans”) which are consistent with the Specifications.  Tenant shall respond promptly to any inquiries by Landlord during the development of the Final Plans and, to the extent requested by Landlord, shall cooperate with Landlord and Landlord's architect in developing the Final Plans.  When Landlord requests Tenant to specify details or layouts, Tenant shall promptly specify same within ten (10) days thereafter so as not to delay completion of the Final Plans or the Landlord Improvements.  Tenant shall pay to Landlord upon demand all increased costs incurred by Landlord in completing the Final Plans to the extent such costs are attributable to any such Tenant‑caused delays.

(b)Change Orders.  The Specifications define the entire scope of Landlord's obligation to construct or provide the Landlord Improvements.  Tenant shall not be entitled to specify or designate any finishes, grades of materials, or other specifications or details of the construction of the Landlord Improvements which are not specifically provided for in or contemplated by the Specifications unless requested to do so by Landlord.  Subject to this paragraph, however, Landlord shall make additions or changes to the Specifications requested by Tenant.  If Tenant shall desire any such changes, Tenant shall so advise Landlord in writing (a “Change Order Request”) as promptly as possible so as not to delay the orderly development of the Final Plans.  All reasonable costs incurred by Landlord in having any Change Order Request reviewed and evaluated shall be reimbursed by Tenant upon demand.  Such costs shall include, but not be limited to, the reasonable costs of architects, engineers, and consultants in reviewing and designing any such changes and the cost of contractors in providing cost estimates and constructability, functionality and product availability analyses.  Tenant acknowledges and agrees that (i) Landlord shall not be obligated to accept any Change Order Request if in the reasonable judgment of Landlord the requested change would have an adverse effect on the quality, useful life, value, functionality or costs of operating or maintaining the Landlord Improvements; (ii) Tenant shall bear all costs and expenses associated with incorporating into the Final Plans and the Landlord Improvements any Change Order Request accepted by Landlord, including without limitation an administrative fee to Landlord equal to 10 percent of the increased cost resulting from such change (and Tenant shall pay such costs to Landlord, in advance as provided below); (iii) Landlord shall not be obligated to accept the least expensive method of incorporating the requested change if in the reasonable judgment of Landlord, such method does not incorporate sound construction practices; (iv) if the Change Order Request affects the roof, slab, structural components or systems or equipment to be installed within the Landlord Improvements or the future serviceability of the Landlord Improvements, and the Landlord determines that in order to lease the building to any subsequent tenant, additional work will have to be done to remove the effect of such change, the anticipated costs of restoring the Landlord Improvements to the condition it would have been in but for such change will also be paid in advance by the Tenant as a condition to Tenant's change, as provided below; and (v) to the extent Tenant specifies any items which have not been recommended by Landlord, Tenant assumes full responsibility for their performance.  Upon agreement between Landlord and Tenant on the change that will be incorporated into the Final Plans and Landlord Improvements as a result of a Change Order Request, and the cost of such change, the Landlord and Tenant shall execute a change order (a “Change Order”) setting forth the parties' agreement as to such terms.  Payment of the Change Order cost shall be due from Tenant within 30 days of the mutual execution of the Change Order.

(c)Approval of Final Plans.  Landlord shall submit the Final Plans to Tenant for its approval and Tenant shall advise Landlord, within 5 days thereafter, of its approval or disapproval of such Final Plans.  Tenant's right to disapprove the proposed Final Plans (“Objection”) shall be limited to material inconsistencies with the Specifications and any Change Orders then entered into, and noncompliance with or violation of applicable laws, codes, ordinances or other legal requirements.  If Tenant shall not make an Objection to the proposed Final Plans or any element or aspect thereof within the 5 day period set forth above, then such Final Plans or the portions not objected to by Tenant shall be deemed approved.  Resolution of any Objection by Tenant to the Final Plans shall be governed by Paragraph 3 below.

(d)Commencement of Construction Before Final Plans.  Landlord may commence construction prior to finalization of the Final Plans and Tenant agrees that it shall cooperate with Landlord in reviewing and approving portions of the Final Plans for different stages or elements of the work so that construction can proceed on a “fast track” basis.  The approval process for such portions of the Final Plans shall be substantially as set forth above, provided, however, that any Objection may not be inconsistent with the previously approved portions of the Final Plans.

(e)Change Orders During Construction.  In the event that subsequent to the completion and approval of the Final Plans, Tenant desires to make a change in the work provided for therein, the parties shall proceed in accordance with the foregoing provisions relating to changes requested during the development of the Final Plans.

2.

Landlord and Tenant Representatives.  Landlord hereby designates Patrick Revere to serve as Landlord's representative and Tenant hereby designates Paul Galliher to serve as Tenant's representative during the design and construction of the Landlord Improvements.  Either party may change its representative by notice to the other party.  All communications between Landlord and Tenant relating to the design and construction of the Initial Improvements shall be forwarded to or made by such party's representative.  In addition, no Change Order shall be binding on Landlord unless executed by Landlord’s Representative and no Change Order shall be binding on Tenant unless executed by Tenant’s Representative.

3.	Dispute Resolution.

(a)Conference of Senior Representatives.  The parties shall make good faith efforts to resolve any dispute which may arise under this Addendum in an expedient manner.  In the event, however, that any dispute arises, either party may notify the other party of its intent to invoke the dispute resolution procedure herein set forth by delivering written notice to the other party.  In such event, if the parties' respective representatives are unable to reach agreement on the subject dispute within 10 business days after delivery of such notice, then each party shall, within 5 business days thereafter, designate a senior executive officer of its management to meet at a mutually agreed location to resolve the dispute.

(b)Arbitration.  Should any dispute arise between Landlord and Tenant with respect to any matters set forth in this Addendum 2 or otherwise relating to the construction of the Improvements, which is not resolved within the time period set forth in Paragraph 3(a) above, the parties shall submit such dispute to final and binding arbitration to be administered in accordance with the Streamlined Arbitration Rules and Procedures of JAMS (Judicial Arbitration and Mediation Service).  Unless the parties mutually agree otherwise, the arbitration shall take place at a JAMS Resolution Center in Los Angeles County, California, the arbitration shall be conducted by one arbitrator (who must be disinterested and independent of the Members), and the arbitrator shall award attorneys’ fees and the costs of arbitration (JAMS fees and the fees of the arbitrator) to the prevailing party.  The decision of the arbitrator (the “Determination”) shall be binding and conclusive on the parties, except to the extent that appeals are permitted under California Code of Civil Procedure §1286.2.  After the Determination,

subject to any cure rights set forth in this Agreement, the prevailing party under the Determination may enforce its rights under this Agreement notwithstanding the filing or pendency of any appeal, but such party shall be responsible for any damages caused as a result of the taking of such action if the Determination is eventually set aside on appeal and either the court renders a decision on the merits in favor of the appealing party, or the appealing party is eventually the prevailing party in any subsequent arbitration proceeding.  The arbitration award may be enforced in accordance with California Code of Civil Procedure §1285, et seq. or the Federal Arbitration Act (9 U.S.C. §1, et seq.).  To the extent that matters of law are to be considered by the arbitrator, California law shall apply.  Nothing herein shall prohibit a party from seeking a provisional remedy from a court of competent jurisdiction (e.g., a temporary restraining order or preliminary injunctive relief) pending the results of any such arbitration.

4.Tenant's Installations.  Subject to applicable ordinances and building codes governing Tenant's right to occupy or perform in the Premises, and to the provisions of the Lease regarding Tenant-Made Alterations, which apply to the Tenant's initial installations before Substantial Completion as well as any after Substantial Completion, Tenant shall be allowed to install its improvements, machinery, equipment, fixtures, or other personal property on the Premises when, in Landlord's opinion, such installation will not interfere with Landlord's completion of construction or increase the cost thereof.  Tenant does hereby agree to assume all risk of loss or damage to its machinery, equipment, fixtures, and other personal property, including any loss or damage resulting from the negligence of Landlord and to indemnify, defend, and hold Landlord harmless from any and all liability, loss, or damage arising from any injury to the property of Landlord, its contractors, subcontractors, or materialmen, and any death or personal injury to any person or persons arising out of such occupancy or installation.  All of Tenant’s installation work shall be coordinated with Landlord’s general contractor.  Prior to commencement of any such installation work by Tenant, Landlord shall be furnished with evidence that Tenant’s contractors have obtained and maintain adequate insurance to protect the Landlord and its related parties from any liability resulting from such installation work.  Landlord shall receive a certificate of insurance evidencing such insurance coverage, which shall indicate that Landlord is an additional insured.  To the extent Tenant uses any of Landlord's contractors or subcontractors in connection with the installation of its improvements, Tenant acknowledges and agrees that Landlord's work shall take priority over that of the Tenant and that Tenant shall not divert Landlord's contractors or subcontractors from the performance of their work obligations for Landlord.

5.	Substantial Completion.

(a)Determination of Substantial Completion.  Landlord shall diligently proceed with the construction of the Landlord Improvements to achieve Substantial Completion, provided that such commencement of construction shall not be more than eighteen (18) months after the Effective Date.  “Substantial Completion” shall be deemed to have occurred on the date upon which the architect who prepared the Final Plans (“Architect of Record”) certifies that the Landlord Improvements have been completed in substantial accordance with the Final Plans subject only to completion of punch list items which do not materially interfere with the utilization of the Landlord Improvements for the purposes for which they were intended.

(b)Inspection and Punch List.  As soon as Substantial Completion has been achieved, Landlord shall notify Tenant in writing of the date certified by the Architect of Record as the date of Substantial Completion.  Within 15 business days following the date of Substantial Completion, Landlord and Tenant shall jointly inspect the Landlord Improvements and agree upon a punch list of items in accordance with the Final Plans needing completion or correction.  Landlord shall use all reasonable diligent efforts to complete all punch list items within 45 days after agreement upon the punch list, subject, however, to long lead time items which must be ordered and to seasonal requirements for any landscaping and exterior work.

(c)Acceptance.  Within 10 days after the Commencement Date, Tenant shall, upon demand, execute and deliver to Landlord a letter of acceptance of delivery of the Premises and confirmation of the Commencement Date.  If Tenant occupies any portion of the Premises prior to Substantial Completion, the terms of this Lease shall apply to such occupancy or use of the Premises by Tenant.  Except for incomplete punch list items referred to above, Tenant upon the Commencement Date shall have and hold the Premises as the same shall then be without any liability or obligation on the part of Landlord under this Lease for making any further alterations improvements of any kind in or about the Premises during the Lease Term, or any extension or renewal thereof.

(d)Tenant-Caused Delay.  If Substantial Completion is delayed as a result of Tenant Change Orders, Tenant's interference with the construction of the Landlord Improvements and/or the Tenant Improvements, delays resulting from Tenant's using Landlord's contractors and/or subcontractors to complete Tenant's installations), or Tenant's failure to promptly respond to Landlord's request to specify details or layouts or other matters, or Tenant’s improperly failing or refusing to fund its share of the cost of Tenant Improvements, as set forth in Paragraph 6 below, then the Commencement Date shall be deemed to have occurred when, in the opinion of the Architect of Record, Substantial Completion would have otherwise occurred and any additional costs incurred by Landlord in completing the Landlord Improvements and/or the Tenant Improvements which are a result of such Tenant-caused delays shall be reimbursed by Tenant upon demand by Landlord.

6.Tenant Improvements.

(a)In addition to the construction of the Landlord Improvements as described above, Landlord agrees to construct those tenant improvements (the “Tenant Improvements”) which are requested by Tenant prior to the mutual approval of the Drawings (as defined below).

(b)Landlord shall pay for the Tenant Improvements by providing an allowance (the “Allowance”) up to a maximum amount of $3,880,000 ($5.07 psf, exclusive of the area to be subleased to Highland Fairview (or one of its Affiliates)), and Tenant shall pay for the cost of the Tenant Improvements in excess of such amount.  Provided, however, that the obligation of Landlord to pay for any Tenant Improvements in excess of $2,880,000 are contingent upon there being any funds left after the construction of the Building has been completed in the “contingency” line item of the Development Budget, as defined in the Development Management Agreement between Landlord and HFC Holdings, LLC (not to exceed $1,000,000) (such amount, the “Contingent Allowance”). If after the Drawings (as defined below) have been mutually agreed upon and Tenant has approved the bids for the Tenant Improvements, the cost of the Tenant Improvements is estimated to exceed $2,880,000, prior to Landlord’s commencement of construction of the Tenant Improvements, Tenant shall deposit the difference (between the total estimated cost of the Tenant Improvements and $2,880,000) into an escrow account with First American Title Insurance Company or another mutually agreeable escrow company (“Escrow Holder”).  The parties shall execute joint escrow instructions to the Escrow Holder which shall also be acceptable to Escrow Holder (including any “general escrow instructions” reasonably required by Escrow Holder), and which shall provide that the funds shall be distributed from escrow only upon joint written instructions from Landlord and Tenant.  The cost of the escrow shall be paid one-half by Landlord and one-half by Tenant.

The first $2,880,000 of the Allowance shall be applied against the actual cost of the Tenant Improvements, as such costs are incurred by Landlord.  After such amount has been fully applied, Landlord shall give notice to Tenant, and any additional costs of the Tenant Improvements shall be paid from escrow.  No more frequently than monthly, Landlord shall submit to Tenant a demand for a disbursement from escrow, together with copies of invoices or other documentation which shows the costs of the Tenant Improvements covered by such demand.  Unless Tenant disputes that such costs are due and payable, within ten (10) days after receipt of such demand from Landlord, Tenant shall give Escrow Holder written instructions to disburse the amount requested (which instructions shall be joined by Landlord).  If Tenant disputes the amount due, it shall direct the disbursement of any amounts not in dispute, and shall specify the basis for any disputed amounts.  If Landlord agrees with the dispute, Landlord will seek to resolve the dispute with the general contractor or any applicable subcontractors.  If Landlord does not agree with the dispute, Landlord shall authorize Tenant to deal directly with the general contractor or any applicable subcontractors to seek to resolve the dispute.  Any costs or expenses incurred by Landlord which result from a dispute which is not resolved in favor of the Tenant shall be paid or reimbursed by Tenant to Landlord on demand.  If the Property is encumbered by any mechanics lien as a result of a dispute by Tenant which is not agreed to by Landlord, Tenant shall, at its expense, promptly pay-off or bond around such lien.

After final completion of the Landlord Improvements or the Tenant Improvements, the Tenant Improvements shall be reconciled with the total amount applied from the Allowance and the total amount disbursed to Landlord from escrow.  If the total cost of the Tenant Improvements exceeded $2,880,000, and if any portion of the Contingent Allowance is available, then such amount, not to exceed $1,000,000, shall be promptly paid by Landlord to Tenant.

If after approval of the Drawings (as defined below), Tenant shall desire any changes to the Tenant Improvements it shall follow the procedure for Change Orders described in Paragraph 1(b) above.  Any and all costs of reviewing any Change Order Request relative to the Tenant Improvements, and any and all costs of making any changes to the Tenant Improvements which Tenant may request and which Landlord shall approve shall be at Tenant's sole cost and expense, and shall be paid to Landlord upon demand and before commencement of the work covered by the Change Order.

Landlord shall proceed with and complete the construction of the Tenant Improvements in a good and workmanlike manner in accordance with all legal requirements and any Drawings prepared and approved by the parties as described below.  The construction of the Tenant Improvements shall, to the extent possible, be coordinated with the construction of the Landlord Improvements.  The Landlord Improvements shall not be deemed to have achieved Substantial Completion until the Tenant Improvements shall also have been Substantially Completed (also to be based upon the opinion of the Architect of Record).

The Landlord and Tenant shall work together to prepare designs and construction drawings (collectively, the “Drawings”) for the Tenant Improvements and any such Drawings must be mutually approved by Landlord and Tenant before work is commenced.  The cost of such designs and drawings shall be part of the allowance described above.  After the Drawings are mutually approved, the Tenant Improvements will be put out to bid, and the amount of the bids will be presented to Tenant for approval.  Landlord will competitively bid all Tenant Improvements and will disclose such bids to Tenant on an "open book" basis.  The Tenant Improvements will not be constructed until Tenant has approved the bids.

ADDENDUM 3

MISCELLANEOUS PROVISIONS

1.Measurement of Premises.  After completion of construction of the Building and Improvements, and prior to the Commencement Date, Landlord shall cause its architect to measure the rentable space in the Building and deliver to Tenant a written certificate certifying the correct dimension of the Building.  The measurement shall be made in accordance with current BOMA standards for measurement of industrial buildings.  Upon the determination of the actual floor area of the Building, the Base Rent payable by Tenant hereunder shall be adjusted to reflect the floor area of the Building.

2.Tax Proration.  Landlord shall, at its expense, use its best efforts to have the Premises separately assessed from any contiguous land which it owns.  If the Premises are assessed as part of a larger tax parcel (a “Tax Parcel”), Tenant shall pay to Landlord a proportionate amount of all Taxes attributable to such Tax Parcel and the Building and Improvements thereon in the manner hereinafter provided.  When Tenant is required to pay a proportionate share of Taxes to Landlord, the same shall be paid to Landlord within twenty (20) days following receipt of Landlord’s written notification that such taxes and assessments are due.  Landlord’s written notification shall be forwarded to Tenant not later than thirty (30) days prior to the date such taxes and assessments shall be due and shall be accompanied by a copy of the tax bill or certificate and such additional information as Tenant may reasonably require to show how Tenant’s proportionate share of such taxes and assessments was calculated,  Tenant’s proportionate share of such taxes and assessments shall be determined by Landlord on an equitable basis, considering the respective land areas of the separate parcels which make up the Tax Parcel and the respective leasable areas of any buildings constructed thereon.

3.Net Lease.  It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, and that Base Rent, reimbursement of Operating Expenses and all other sums payable by Tenant hereunder shall continue to be payable in all events, and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease.  This is a net lease and Base Rent, reimbursement of Operating Expenses and all other sums payable hereunder by Tenant shall be paid without notice or demand, and without setoff, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense, except as otherwise specifically set forth herein.  This Lease shall not terminate and shall not have any right to terminate this Lease, during the Lease Term, except as otherwise expressly provided herein.  Tenant agrees that, except as otherwise expressly provided herein, it shall not take any action to terminate, rescind or avoid this Lease for any reason, including (i) the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding-up or other proceeding affecting Landlord (ii) under any mortgage or deed of trust which may now or hereafter encumber the Premises (iii) any action with respect to this Lease (including the rejection hereof) which may be taken by Landlord under the Federal Bankruptcy Code or by any trustee, receiver or liquidator of Landlord or by any court under the Federal Bankruptcy Code or otherwise, (iv) the Taking of the Premises or any portion thereof, (v) the prohibition of restriction of Tenant’s use of the Premises or any portion thereof, (vii) the eviction of Tenant from possession of the Premises, by paramount title or otherwise, or (viii) default by Landlord hereunder on any other agreement between Landlord and Tenant.  Tenant waives all rights which are not expressly stated herein but which may now or hereafter otherwise be conferred by law to quit, terminate or surrender this Lease or the Premises; to any setoff, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense of or to Base Rent, reimbursement of Operating Expenses or any other sums payable under this Lease, and for any statutory lien or offset right against Landlord or its property, each except as otherwise expressly provided herein.

4.Statements.  Tenant shall submit to Landlord (a) one hundred twenty (120) days of the end of each fiscal year of Tenant annual balance sheets, income and cash flow statements for Tenant, certified by an independent public accountant and (ii) within 90 days of the end of each fiscal year, gross sales figures at the Premises during such fiscal year, certified by the senior financial officer of Tenant.  Quarterly 10Qs as filed with the Securities and Exchange Commission shall satisfy the requirements contained in subparagraph (i) herein.  Copies of the 10Ks filed with the Securities and Exchange Commission will satisfy the requirement contained in subparagraph (ii).  The obligations of Tenant shall continue whether or not this Lease shall have been assigned (unless Tenant has been released from liability hereunder).  To the extent that any information provided by Tenant to Landlord pursuant to this Paragraph is not otherwise available to the general public, Landlord shall keep such information confidential and shall only disclose such information to Landlord or Landlord’s Lender if any, and their respective agents, partners, members, employees, attorneys, accountants, brokers and potential purchasers and investors, unless otherwise required by a court order.

Exhibit 10.17

EXHIBIT “A”

SITE PLAN

EXHIBIT "A"

SITE PLAN

SR-60
Existing Building
750,000 SF
Eucalyptus Ave.
Redlands Blvd.

Exhibit “A”-1

Exhibit 10.17

EXHIBIT “B”

Building Design Criteria

750,000 SF Distribution Facility

Rancho Belago, CA

_____________________________________________________________________________________

Prepared for:

Skechers U.S.A

228 Manhattan Beach Blvd.

Manhattan Beach, CA 90266

P: 909.390.1619

Prepared by:

Highland Fairview

14225 Corporate Way

Moreno Valley, Ca 92553

P: 714.824.8037

E: prevere@highlandfairview.com

Revised: 11/29/2018

Exhibit “B”-1

1.	GENERAL BUILDING DESIGN:

a.	Total Building Area: 750,000 SF
b.	Building Dimensions (Approx. excluding pop-out): 650’ x 1,150’
c.	Site Size: 1,540,000 SF (35.3 AC)
d.	Dock Height: 48”
e.	Clear Height: 45’ behind the first column line
f.	Doors:
i.	Drive-in Doors: 4
ii.	Dock Doors: 70
g.	Parking Requirements:
i.	Auto Parking Provided: 295 Stalls
ii.	Additional Trailer Parking Provided: 70 Spaces (12’x53’)
h.	Max ridge height: 50’
i.	Bay Spacing:
i.	60’ speed bay, 50’ typical bay spacing perpendicular to dock doors
ii.	58’-10” bay typical parallel to dock doors, odd bay at end per plan

2.	CONSTRUCTION TYPE:

a.	IIIB per 2016 CBC
b.	ESFR using FM Approved K-25 heads w/ electric or diesel fire pump (Fire protection contractor to determine if pump is required)
c.	Concrete tilt-up wall construction, steel truss hybrid roof structure with wood deck and TPO roofing

3.	OCCUPANCY CLASSIFICATION:

a.	B (Office)
b.	S-1 (Storage)
i.	Designed for future High Pile Storage commodities I-IV and carton non-expanded plastics (separate permit required)

4.	APPLICABLE CODES:

a.	2016 California Building Code
b.	2016 California Electrical Code
c.	2016 California Mechanical Code
d.	2016 California Plumbing Code
e.	2016 California Energy Code
f.	2016 California Fire Code
g.	2016 California Green Building Standards Code
h.	2016 NFPA Fire Alarm

Exhibit “B”-2

i.	2016 NFPA Fire Sprinkler
j.	American with Disabilities Act

5.	SITE WORK:

a.

Soils Report:  Provided by Leighton Associates, to be considered part of the construction documents, all paving sections below are minimum requirements, general contractor to review soils report for specific site requirements and requirements above these minimum specifications.

b.	Pad to be dock high, import/export as necessary per grading plan
c.	Concrete paving on site per soils report
d.

Concrete paving at truck yard and truck drives to be unreinforced Minimum 6” thick concrete paving, with minimum 3,000 psi compressive strength at 28 days, control/construction joints at 15’o.c. max, with equal sides

e.

Concrete paving at auto stall and auto drives to be unreinforced Minimum 5” thick concrete paving, with minimum 3,000 psi compressive strength at 28 days, control/construction joints at 15’o.c. max, with equal sides

f.	The control and construction joint spacing to be a maximum of 15’-0” o.c. Provide ¾” diameter x 16” long smooth dowels spaced at 12” o.c. at all construction joints
g.	Concrete sidewalks to be minimum 4” thick
h.	6” high concrete curbs to be provided at auto parking and drive areas
i.	12” high concrete curbs to be provided at truck yard
j.	Provide screen walls, fencing, gates and trash enclosures per architectural plan

6.	ROOF FRAMING SYSTEM:

a.	Roof Slope: 1/8” per 1’ minimum
b.	Hybrid Steel Truss Panelized Wood Roof Joist Load Design:
i.	Steel Joist Dead Load = 12 PSF
ii.	Steel Girder Dead Load = 14 PSF
iii.	Steel Joist/Girder Live load (reducible)= 20 PSF

c.

All structural steel trusses to be prime painted “dark grey” by the truss manufacturer.  All steel ledgers to be “gray” prime painted to match the steel trusses. General contractor to touch up all exposed structural steel in field.

d.	Roof will accommodate a 4 psf solar load over the entire building
e.	A 400 lbs point load at the bottom chord of the truss will be included to accommodate sprinkler loads. (Fire Sprinklers will be design build as noted in section 22 of this specification)
f.	All structural steel roof support columns to be tube steel columns as per Structural Drawings.

Exhibit “B”-3

g.	Roof Sheathing:
i.	Provide for 1/2” min. thick roof sheathing, unless otherwise specified by the Structural Engineer.
ii.

Provide for roof sheathing Moisture Inspection interior/exterior by an inspector approved by the roofing inspector, prior to any roofing membrane installation, as required by owner’s roofing consultant.

h.	All seismic straps/steel tubes to be designed below the roof sheathing.
i.	All roof diaphragm nails are to be galvanized screw shank (with glue coat).
j.	All sub-purlin hangers to be galvanized with a medium level corrosion protection.

7.	SMOKE HATCH/ SKYLIGHTS:

a.

Provide 1.33% total of building area, with 48”x96” wood curb mounted smoke hatch/skylights with 360 ̊ fusible link to be verified by Design-Build Fire Sprinkler Contractor and Fire Department Requirements.  Provide UL 793 listed smoke-hatches

b.	Provide 1.67% total of building area, with 48”x96” wood curb mounted skylights

8.	ROOF ACCESS:

a.	Provide (1) roof access ladder(s) to meet OSHA Requirements with locking device, location per plan.

9.	ROOFING:

a.	Mechanically fastened 60 mil TPO single ply membrane over 1/2" thick dens-decking 20 year "NDL" warranty is included, unless otherwise specified by the Structural Engineer.
b.	Provide built-up crickets at skylights to provide drainage around skylights, or any other mechanical equipment mounted on roof.
c.	Provide cap sheet at Conditioned spaces if required per CalGreen and Local jurisdiction.

10.	INSULATION:

a.	Roof Insulation: Provide white – faced scrim foil at underside of roof-deck, typ.

11.	FOUNDATION:

a.	All foundations to be minimum 3,000 psi concrete, unless specified by the structural engineer

Exhibit “B”-4

12.	BUILDING FLOOR SLAB:

a.	Dock height per section 1 – General Building Design
b.	Slab to be 7” thick 4,500 PSI at 28 days concrete design mix to allow for 1 1/2” maximum aggregate size with concrete slump to be 4” plus or minus 1”. Un-reinforced slab.
c.

Provide 3/4” diameter x 16” long smooth greased dowels spaced at 12” o.c. at all construction joints or alternatively provide 1/4” x 4 ½”x 4 ½” @ 18” o.c. diamond shaped plate dowels unless noted otherwise on structural drawings.  Provide 3/4” diameter x 16” long smooth dowels at 24” o.c. placed in dowel baskets at all control joints unless noted otherwise on structural drawings.

Note:  Tenant shall provide Landlord 90 days before the issuance of building permits any modifications required to the floor slab, including footings below the slab, required for the Tenants Material Handling Equipment (MHE).  Landlord will deliver the floor in accordance with this spec and the requested modification from the tenant and the tenants rack designer / installer.  Costs associated with modification to the slab will be credited against tenants TI allowance in accordance with Addendum 2 of the lease.

d.	All floor slabs to be placed on compacted native soil, unless stated otherwise in the Soils Report.
e.	Finish: Provide “burnished” floor finish throughout entire warehouse floor slab.
f.	Floor Flatness: Ff = 50 (local minimums FF34)
g.	Floor Levelness: Fl = 35 (local minimums FL24)
h.	Control Joints: Saw cut control joints must be 1-1/4” minimum depth as soon as the slab will support the weight of the saw and operator without disturbing the final finish.
i.	Floor Joint Spacing: To be 18’-0” maximum center to center at Office and Warehouse floor slabs.
j.	Floor slab to be wet cured with an approved protective wet covering for a minimum period of 7 days.
k.	Sub-grade compaction under floor slab to be 95% minimum for the upper most 12”, unless stated otherwise in the Soils Report. (in order to achieve a bearing pressure of 2,000 PSF minimum)
l.	All equipment used on the floor slab during the construction phase of work shall be properly protected (diapered and non-marking tires) to prohibit oils from leaking on the floor slab.
m.

Provide 10’-0” wide perimeter floor pour strips at all truck dock walls and 3’-1 ½” wide at all other walls, unless noted otherwise on structural drawings.  No underground piping, conduits, etc. allowed in pour-strip at dock doors to allow for current and future recessed dock levelers.

Exhibit “B”-5

n.	All floor slab nail or brace frame holes to be filled with approved 2-part epoxy compound to match concrete color. Pega Bond LV 2000, Burke Epoxy Injection Resin or equal.
o.	All floor slab panel form nail holes to be predrilled and wood doweled prior to nailing. Brace holes to be predrilled.
p.	Provide diamond control joints at all columns unless noted otherwise on structural drawings
q.	Chamfer and reveal strips attached to floor slab must be properly patched prior to sealing floor slab.
r.	Provide alternate to fill all construction joints and control joints with semi-rigid epoxy joint filler MM-80, or an approved equal (in writing by the Architect).
s.	Floor includes a floor sealer
t.	Slab will be designed accommodate the wire guided system
u.	Seismic zone: Site Class Definition “D”
v.	Floor Slope will be 0%

13.	CONCRETE WALL PANELS:

a.	Concrete Panels: Panel thickness, reinforcing, and concrete psi as per structural drawings.
b.	All wall panels are to be tied with rebar into floor slab as determined by the Structural Engineer.
c.	All concrete tilt-up wall panels must be lifted from building exterior.
d.	Properly sack all wall lift point pockets once walls have been erected.

14.	GLAZING:

a.	All exterior glazing to be low e dual glazed Medium Performance Glass set in rear glazed aluminum system. Systems to be wet sealed and designed for CBC code minimum wind loads.
b.	Storefront framing to be design build by general contractor

15.	OVERHEAD DOORS:

a.	Dock Doors:
i.	9’x10’ sectional overhead with vision glazing, 2” 24 GA
ii.	Door track protection at all doors
iii.	Provide 3” x3” x ¼” steel angle at dock sill, and galvanized steel 3/16” bent metal plate jamb guards 5’ high A.F.F.
iv.	Designed for CBC 2016 code minimum wind load exposure
v.	Manual operation
vi.	Prefinished by manufacturer – white

Exhibit “B”-6

vii.	Provide bollards at each dock door

b.	Drive Thru Doors:
i.	12’x14’ sectional overhead with vision glazing, 2” 24 GA
ii.	Provide bollards per plan (4 per door)
iii.	Provide 3” x3” x ¼” steel angle at dock sill, and galvanized steel 3/16” bent metal plate jamb guards 5’ high A.F.F.
iv.	Designed for CBC 2016 code minimum wind load exposure
v.	Prefinished by manufacturer – white

16.	EXTERIOR MAN DOORS:

a.

Hollow metal doors:  1 3/4” hollow metal doors.  Self-closing.  Provide heavy duty spring chain for 90° opening.  Provide panic hardware, paint to match building with semi-gloss enamel.  Provide steel kick plate.

b.

Entry doors: to be aluminum frame tempered glass with chrome push/pull bars (self-closing) designed for CBC 2016 code minimum wind loads.  (Less active door to be anchored to floor and head.)  Provide panic hardware.

c.	Emergency Exit Doors: will meet FTZ requirements (no exterior handles)

17.	DOCK EQUIPMENT:

a.	Provide two dock bumpers at all dock doors, minimum 4½ ” projection
b.	Provide underground conduit to all dock doors for future and current equipment

18.	PAINTING:

a.	Exterior: (2) coats acrylic flat, roll on primer; spray on finish coat. Prime all curbs to receive paint.
b.	Interior Warehouse:
c.	Walls: White (2) coat flat to cover.
d.	Roof Structure Underside: Touch up dark gray primer at steel, typ.
e.	Interior Structural Columns: Factory prime to match roof truss color, lower 10’ to be painted safety yellow. Touch up dark gray primer above 10’ typ.
f.	Paint Touch-Up: Provide paint touch-up at all field welded connections.
g.	Door numbers: Paint door numbers on exterior above each dock door 12” high and on interior side of door 12” high. Exact location to be reviewed by Landlord & architect.
h.	Bollards: all bollards to be painted OSHA safety yellow, except bollards at fire equipment to be red
i.	Fire Lane will be painted in shipping yards
j.	Parking Stalls, curbs to be painted to city requirements and approved plans
k.	All interior paint to meet CalGreen and LEED standards for VOC content

Exhibit “B”-7

19.	MECHANICAL:

a.

Warehouse:  Provide roof mounted exhaust fans to provide a minimum 1 air change per hour.  Make up air to be provided with wall louvered vents with changeable filters, and burglar bars (Amount to be determined by mechanical design-build contractor and coordinated with the Architect and structural engineer).

b.	Electrical room: Provide exhaust fan, makeup air to come from warehouse through louvers in door.
c.	Mechanical Engineering: to be design build

20.	PLUMBING:

a.

1,500 LF of sewer under the slab is provided. The tenant will provide Landlord with the location for the installation of the sewer piping no later than 90 days prior to the issuance of building permits. Any additional piping would be at tenant’s expense.

b.

300 LF of water line overhead provided.  The tenant will provide Landlord with the location for the installation of the water lines no later than 90 days prior to the issuance of building permits. Any additional piping would be at tenant’s expense.

c.

Provide exterior roof drains with overflow scuppers typical at exterior dock walls.  Exterior downspouts to be 12” x 12” typ. painted. Provide cast iron interior roof drains with interior overflow drains at office areas and walls facing public streets. (Refer to Roof Plans for locations and sizes.)

d.	Provide required monitoring manhole(s) if required by the City requirements.
e.	Provide domestic water service(s) to the building.
f.	Provide required landscape irrigation water meter(s) as required.
g.	Provide hose bibs at main entries, trash enclosures, trash compactors, and at roof
h.	Plumbing engineering to be design build

21.	ELECTRICAL:

a.	The electrical service is to be as follows:
i.	Two (2) 4,000-amp UGPS / one (1) 1,200-amp UGPS / two (2) 4,000- amp metering section & distribution boards / one (1) 1,200 amp switchgear / 200-amp house panel
ii.	Additional 4,000 AMP services will be and paid for by Tenant as outlined in section 26.
iii.	Run empty conduit for future power to every dock door (not within the wall). Panels not included.
b.

Exterior parking lot lighting to be LED wall mounted and steel pole mounted fixtures (photo cell on and photo cell off).  Lighting to be two foot-candles minimum in all parking lot areas.  Lighting at all man doors to be per code.

Exhibit “B”-8

c.	Provide exterior soffit lights at exterior building entry soffits.
d.	Provide electrical hook up(s) for landscape irrigation controller.
e.	Emergency lighting and required exit lighting to meet CBC, N.F.P.A. and CFC editions currently enforced by the governing agencies.
f.	Stub in phone service and provide required telephone backboard(s). Provide (2) 4” conduits.
g.	Provide for electric/telephone room accessible by Power Company from exterior of building. Room size to be determined by Electrical Design-Build Contractor.
h.	Electrical conduit to all fire PIV’s and detector checks for fire monitoring.
i.	Electrical gear by ‘Square D’, or approved equal by the Owner, in writing.
j.	Any conduit to be installed by tenant after the slab has been installed is subject to the alterations and improvements provisions in the lease.
k.	Electrical engineering to be design build

22.	FIRE SPRINKLER SYSTEM:

a.	All fire systems must be 100% complete with all required fire hydrants, piv’s, bells, fire loops approved by Fire Department, and the most current Edition of the CFC.
b.	Full Sprinkler System to be ESFR using FM approved K-25 heads and pump if required
c.	Max ridge not to exceed 50’.
d.	Provide fire extinguisher(s) per Fire Department Requirements and MHE Design.
e.	All ceiling hung sprinkler pipe will be recessed within the trusses.
f.	Fire protection is design-build.
g.	All gaps in slab at fire risers to be filled with clean gravel, typ.

23.	FIRE ALARM:

a.	Designed to comply with all codes by design build contractor.
b.	Design to be design build by general contractor
c.	Permitting and plans submittal to be by design-build contractor

24.	PIPE BOLLARD PROTECTION

a.	Provide 6” diameter schedule 80 pipe bollards 2500 psi concrete filled at the minimum following locations. All bollards within truck court to be 10” diameter filled with concrete:
i.	At fire riser locations, exposed PIV’s
ii.	Fire hydrants
iii.	Power transformers per utility comparing requirements
iv.	At exterior stairs
v.	At gates (4 per gate minimum)

Exhibit “B”-9

vi.	At each light pole in the shipping yard
vii.	At dock and ramp doors
viii.	Elsewhere as noted on plan

25.	LANDSCAPE AND IRRIGATION:

a.	Landscape and Irrigation to meet the governing jurisdiction standards.
b.	All irrigation systems to be automatic and meet City requirements.
c.	Provide separate water meter(s) for landscape irrigation.
d.	Provide drip irrigation where glazing is adjacent to the grade.
e.	Irrigation heads to be (1) foot behind curbs at parking stalls.
f.	Landscape Architect to determine if recycled water is available for the project.

26.	TENANT IMPROVEMENTS:

The Tenant has requested that Landlord deliver the following items (“Tenant Improvements”), which were not included in the “Landlord Improvements” listed in the building design criteria set forth in Paragraphs 1-25 above.

•	Three (3) additional 4,000 AMP Services
•	Stairs to Roof Access
•	Float and Grind VNA for a F-min of 70/80 (Long/ Trans)
•	Electrical distribution on each column
•	Guardhouse with Restrooms (2)
•	Driver Check-In Entrance (8x10 area with a restroom, power for vending machines, notification bell)
•	Dock Door Equipment (mechanical levelers, dock seals, dock light, dock lock, dock fan and convenience electrical outlet) (includes conduit within wall)
•	Facility Area - Battery Charging Areas (3) (12 and 20 amp disconnects, safety eyewash, quad receptacles, each charging area will have panel scheduling of 1400 AMPS)
•	Electrical Connections for Compactors (750 AMP power and disconnects for 5 compactors)
•	Electric Drop and Data Runs for Supervisor Work Stations
•	Facility Areas / Office Area (7,500 SF Total)
•	Open Offices (2,500 SF)
•	Breakroom (600 SF)
•	Supply Closet & Storage Closet (160 SF)
•	Other Office Area with Restrooms (approx. 4,240 SF)
•	Lighting System (LED lighting)
•	Signage
•	Outside Smoking Area (400 SF)
•	Conveyor Bridge & Conveyor Openings + Reinforcement of Bldg A wall
•	Roof reinforcement for ceiling hanging of conveyor
•	Equipment canopies (if any) & supporting wall openings

Exhibit “B”-10

•	4” empty conduit for fiber run from current data center to MDF in new building—no 90˚ bends
•	UPS & back-up generators
•	Mezzanine footings

Landlord has budgeted $1,260,000 (which includes a contingency of $210,000) in the Development Budget (a copy of which is attached as an exhibit to the Development Management Agreement, a copy of which is an exhibit to the Amended and Restated Limited Liability Company Agreement of Landlord), for roof-mounted solar panels which will generate 350 kW.  Landlord will have a discussion with Tenant before the roof-mounted solar panels are installed, and if Tenant requests, some or all of the solar panels will be installed on carports, provided that the solar panels generate 350 kW in the aggregate.  Any costs in excess of those in the Development Budget for the construction of carport-mounted solar panels (including the cost of the construction of the carports and any additional solar panels required to generate 350 kW) shall be paid for in accordance with Paragraph 6(b) of Addendum 2 to the Lease (as described below).

Landlord will install the Tenant Improvements as indicated above, which shall be paid for in accordance with Paragraph 6(b) of Addendum 2 to the Lease, which provides as follows:

“Landlord shall pay for the Tenant Improvements by providing an allowance (the “Allowance”) up to a maximum amount of $3,880,000 ($5.07 psf, exclusive of the area to be subleased to Highland Fairview (or one of its Affiliates)), and Tenant shall pay for the cost of the Tenant Improvements in excess of such amount.  Provided, however, that the obligation of Landlord to pay for any Tenant Improvements in excess of $2,880,000 are contingent upon there being any funds left after the construction of the Building has been completed in the “contingency” line item of the Development Budget, as defined in the Development Management Agreement between Landlord and HFC Holdings, LLC (not to exceed $1,000,000) (such amount, the “Contingent Allowance”).  If after the Drawings (as defined below) have been mutually agreed upon and Tenant has approved the bids for the Tenant Improvements, the cost of the Tenant Improvements is estimated to exceed $2,880,000, prior to Landlord’s commencement of construction of the Tenant Improvements, Tenant shall deposit the difference (between the total estimated cost of the Tenant Improvements and $2,880,000) into an escrow account with First American Title Insurance Company or another mutually agreeable escrow company (“Escrow Holder”).  The parties shall execute joint escrow instructions to the Escrow Holder which shall also be acceptable to Escrow Holder (including any “general escrow instructions” reasonably required by Escrow Holder), and which shall provide that the funds shall be distributed from escrow only upon joint written instructions from Landlord and Tenant.  The cost of the escrow shall be paid one-half by Landlord and one-half by Tenant.

The first $2,880,000 of the Allowance shall be applied against the actual cost of the Tenant Improvements, as such costs are incurred by Landlord.  After such amount has been fully applied, Landlord shall give notice to Tenant, and any additional costs of the Tenant Improvements shall be paid from escrow.  No more frequently than monthly, Landlord shall submit to Tenant a demand for a disbursement from escrow, together with copies of invoices or other documentation which shows the costs of the Tenant Improvements covered by such demand.  Unless Tenant disputes that such costs are due and payable, within ten (10) days after receipt of such demand from Landlord, Tenant shall give Escrow Holder written instructions to disburse the amount requested (which instructions shall be joined by Landlord).  If Tenant disputes the amount due, it shall direct the disbursement of any amounts not in dispute, and shall specify the basis for any disputed amounts.  If Landlord agrees with the dispute, Landlord will seek to resolve the dispute with the general contractor or any applicable subcontractors.  If Landlord does not agree with the dispute, Landlord shall authorize Tenant to deal directly with the

Exhibit “B”-11

general contractor or any applicable subcontractors to seek to resolve the dispute.  Any costs or expenses incurred by Landlord which result from a dispute which is not resolved in favor of the Tenant shall be paid or reimbursed by Tenant to Landlord on demand.  If the Property is encumbered by any mechanics lien as a result of a dispute by Tenant which is not agreed to by Landlord, Tenant shall, at its expense, promptly pay-off or bond around such lien.

After final completion of the Landlord Improvements or the Tenant Improvements, the Tenant Improvements shall be reconciled with the total amount applied from the Allowance and the total amount disbursed to Landlord from escrow.  If the total cost of the Tenant Improvements exceeded $2,880,000, and if any portion of the Contingent Allowance is available, then such amount, not to exceed $1,000,000, shall be promptly paid by Landlord to Tenant.

If after approval of the Drawings (as defined below), Tenant shall desire any changes to the Tenant Improvements it shall follow the procedure for Change Orders described in Paragraph 1(b) above.  Any and all costs of reviewing any Change Order Request relative to the Tenant Improvements, and any and all costs of making any changes to the Tenant Improvements which Tenant may request and which Landlord shall approve shall be at Tenant's sole cost and expense, and shall be paid to Landlord upon demand and before commencement of the work covered by the Change Order.

Landlord shall proceed with and complete the construction of the Tenant Improvements in a good and workmanlike manner in accordance with all legal requirements and any Drawings prepared and approved by the parties as described below.  The construction of the Tenant Improvements shall, to the extent possible, be coordinated with the construction of the Landlord Improvements.  The Landlord Improvements shall not be deemed to have achieved Substantial Completion until the Tenant Improvements shall also have been Substantially Completed (also to be based upon the opinion of the Architect of Record).

The Landlord and Tenant shall work together to prepare designs and construction drawings (collectively, the “Drawings”) for the Tenant Improvements and any such Drawings must be mutually approved by Landlord and Tenant before work is commenced.  The cost of such designs and drawings shall be part of the allowance described above.  After the Drawings are mutually approved, the Tenant Improvements will be put out to bid, and the amount of the bids will be presented to Tenant for approval.  Landlord will competitively bid all Tenant Improvements and will disclose such bids to Tenant on an "open book" basis.  The Tenant Improvements will not be constructed until Tenant has approved the bids.”

Exhibit “B”-12

Exhibit 10.17

EXHIBIT “C”

FORM OF HIGHLAND FAIRVIEW SUBLEASE

THIS SUBLEASE AGREEMENT (the “Sublease”) is made as of __________, 2019 (“Effective Date”) by and between SKECHERS, U.S.A., INC., a Delaware corporation (“Sublandlord”), and HIGHLAND FAIRVIEW PROPERTIES, a Delaware general partnership (“Subtenant”).

RECITALS

WHEREAS, HF Logistics-SKX T2, LLC, a Delaware limited liability company, as landlord (“Landlord”), and Sublandlord, as tenant, entered into that certain Lease of even date herewith (as the same may be amended from time to time, the “Master Lease”) for the premises (the “Premises”), which will consist of approximately 750,000 net rentable square feet in a building (the “Building”) to be constructed on approximately 35.30 acres of land in Moreno Valley, California, as  more particularly described in the Master Lease, which Premises is part of a project known as Highland Fairview Corporate Park (the “Project”).

WHEREAS, Sublandlord desires to sublease a portion of the Premises to Subtenant, consisting of approximately 30,000 net rentable square feet in the approximate location shown on Exhibit “B” attached hereto (the “Subleased Premises”);

WHEREAS, Landlord has previously approved the subletting of the Subleased Premises by Sublandlord to Subtenant; and

WHEREAS, Sublandlord and Subtenant desire to set forth herein the terms and conditions applicable to the subleasing of the Subleased Premises.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant agree as follows:

AGREEMENT

1.Term.

(a)Initial Term.  Sublandlord does hereby lease and demise to Subtenant, and Subtenant does hereby lease and accept from Sublandlord, the Subleased Premises for a term (the “Sublease Term”) commencing on the “Commencement Date” of the Master Lease (the “Sublease Commencement Date”) and terminating at the end of the 60th full month thereafter (the “Sublease Termination Date”), subject to extension or earlier termination pursuant to the terms of the Master Lease or this Sublease.

(b)Option to Extend.  Subtenant may extend the Sublease Term for one (1) period of sixty (60) months, on the same terms and conditions (including the Base Rent calculation), provided that Subtenant gives notice of its exercise of its option to extend to Sublandlord not later than three (3) months prior to the Sublease Termination Date.

Exhibit “C”-1

2.Rent.

(a)Base Rent.  Commencing on the Sublease Commencement Date, Subtenant shall pay to Sublandlord base rent (the “Base Rent”) for the Subleased Premises in the same amount on a per square foot basis as is payable by Sublandlord to Landlord under the Master Lease.  Base Rent shall be payable in advance, without demand and without abatement, reduction, set-off or deduction, on the first day of each calendar month during the Sublease Term with appropriate prorations for partial months.

All rent shall be paid by Subtenant to Sublandlord at the address set forth in Paragraph 16 below, or any other address designated by Sublandlord in a notice to Tenant:

(b)Additional Rent.

(i)Subtenant shall pay to Sublandlord, as Additional Rent, an amount equal to Subtenant’s “pro rata share” of Operating Expenses, Taxes and Insurance (as such terms are defined in the Master Lease), which are sometimes herein collectively referred to as “Other Charges,” for each Lease Year during the Sublease Term.  Subtenant’s “pro rata share” share shall be a fraction, the numerator of which is the number of rentable square feet in the Subleased Premises and the denominator of which is the number of rentable square feet in the Building (which is agreed initially to be 750,000 square feet, subject to adjustment as set forth in the Master Lease, and accordingly, it is agreed that Subtenant’s pro rata share is initially (4%).

(ii)Within a reasonable time following receipt from Landlord of invoices or other notices with respect to the Other Charges, Sublandlord shall invoice Subtenant for the Additional Rent due from Subtenant as described in clause (i) above, which invoices shall be based upon Landlord’s calculation (or estimate, if Landlord is permitted to estimate such charges under the Master Lease) of the Other Charges, and Subtenant shall pay the Additional Rent to Sublandlord within ten (10) business days after Subtenant’s receipt of such invoice.  If and when any of the Other Charges which have been estimated are reconciled under the Master Lease, they shall likewise be reconciled under this Sublease.

(iii)Any costs or expenses for services or utilities in excess of those required by the Master Lease to be supplied to a Sublandlord by Landlord, which are not otherwise included in Operating Expenses, and which are attributable directly to Subtenant’s use or occupancy of the Subleased Premises, shall be paid by Subtenant as Additional Rent on the next date for payment of Base Rent after the date Sublandlord invoices Subtenant therefor (which invoices shall be based on invoices for such costs or expenses received from Landlord).

(c)Rent.  All Base Rent, Additional Rent and other monetary sums payable by Subtenant under this Sublease are considered to be “rent.”

Landlord Obligations

.  With respect to provisions regarding any work, services or other obligations required to be performed by Landlord under the Master Lease, Sublandlord’s sole obligation to Subtenant with respect thereto shall be to request performance of the same from Landlord, upon request in writing by Subtenant, and to use reasonable efforts to obtain the performance of such work, services or other obligations by Landlord; provided, however, the foregoing shall not require Sublandlord to institute any legal action to obtain such performance.  If Sublandlord fails or refuses to do so after request from Subtenant, Subtenant shall have the right to request the performance of any such work, services or other obligations directly from Landlord, and to institute legal proceedings against Landlord (which may be brought in Sublandlord’s name if required by law) as may be required to obtain from Landlord any such work, services or other obligations. Sublandlord agrees to cooperate with Subtenant in connection therewith, at Subtenant’s expense, and to execute such documents as may be reasonably required in connection therewith.

Exhibit “C”-2

4.Landlord Consents.  In all cases where the consent or approval of Landlord is required under the Master Lease to take any actions, the consent or approval of Sublandlord shall also be required under this Sublease, and Subtenant shall therefore be required to obtain the consent of both Sublandlord and Landlord before taking such actions.  Sublandlord shall use reasonable efforts to obtain any such consents or approvals of Landlord, upon request in writing by Subtenant, but Sublandlord shall not be required to institute any legal action to obtain any such consent or approval.  If Sublandlord fails or refuses to do so after request from Subtenant, Subtenant shall have the right to request such consents or approvals directly from Landlord, and to institute legal proceedings against Landlord (which may be brought in Sublandlord’s name if required by law) as may be required to obtain from Landlord any such consents or approvals.  Sublandlord agrees to cooperate with Subtenant in connection therewith, at Subtenant’s expense, and to execute such documents as may be reasonably required in connection therewith.

5.Relationship to Master Lease.

(a)This Sublease and all of Subtenant’s rights hereunder are expressly subject and subordinate to all of the terms of the Master Lease, provided that the sum of $50 million in the second paragraph of Paragraph 17 shall instead be $5 million.  Subtenant shall comply with all obligations of and restrictions imposed on Sublandlord under the Master Lease with respect to the Subleased Premises, except to the extent any such obligations are not applicable to this Sublease or are limited by the terms of this Sublease (e.g., without limitation, Subtenant only pays those amounts of Base Rent and Additional Rent described herein).  Subtenant hereby acknowledges that Subtenant shall look solely to Landlord for the performance of all the Landlord’s obligations under the Master Lease and, except as expressly set forth herein, Sublandlord shall not be obligated to provide any services to Subtenant in connection with this Sublease.  Subtenant acknowledges that any termination of the Master Lease will result in a termination of the Sublease, provided, however, that Sublandlord shall not voluntarily terminate the Master Lease prior to the end of the Term of the Master Lease without the consent of Subtenant.

(b)Except as otherwise expressly provided herein, (i) Sublandlord shall be deemed to have the same rights, in its capacity as “sublandlord” hereunder, as Landlord has in its capacity as “landlord” under the Master Lease; and (ii) Subtenant shall be deemed to have the same rights, in its capacity as “subtenant” hereunder, as Sublandlord has in its capacity as “tenant” under the Master Lease, all to the extent and only to the extent such rights pertain to the use and occupancy of the Subleased Premises (and the parking areas) during the Sublease Term.  To the extent the provisions of this Sublease contradict the terms of the Master Lease insofar as they impact Sublandlord’s obligations under the Master Lease (such that Sublandlord would be in default under the Master Lease), the terms of the Master Lease shall govern.

(c)Nothing contained in this Sublease shall serve to release Sublandlord from the further performance of any of its obligations under the Master Lease or to relieve Sublandlord from any of its liability under the Master Lease.

Use

.  The Subleased Premises shall be used by Subtenant only for general office uses, and services and storage incidental to such uses, and any other uses permitted under the Master Lease.

Default

.  Any act or omission by Subtenant that would constitute a default under the Master Lease shall, subject to the same notice and cure provisions provided in the Master Lease, be deemed a default by Subtenant under this Sublease.  For purposes of clarification, any failure by Subtenant to pay rent when due hereunder or any failure by Subtenant to perform any other obligations required under this Sublease shall be deemed a default hereunder if any of the same is not cured within the applicable cure period after notice thereof.  Any such default by Subtenant shall entitle Sublandlord to exercise any and all remedies available to Landlord under the Master Lease or any other remedies available at law or in equity under the laws of the State of California.

Exhibit “C”-3

8.Intentionally Omitted.

Quiet Enjoyment

.  Provided Subtenant is not in default beyond applicable notice and cure periods hereunder, Subtenant shall have the quiet enjoyment of the Subleased Premises during the Sublease Term without interference by Sublandlord or anyone claiming by, through or under Sublandlord.

Subordination

.  Notwithstanding the provisions of Section 9 above, Subtenant accepts this Sublease subject and subordinate to any mortgage, deed of trust or ground lease now or hereafter placed on the Premises or the Building, or any portion thereof, and to replacements, renewals and extensions thereof. This clause shall be self-operative, but upon the request of any mortgagee of Sublandlord or Landlord, Subtenant shall execute a commercially reasonably subordination agreement in favor of such mortgagee or ground lessor.

Insurance and Indemnities

.  Subtenant hereby agrees to indemnify and hold Landlord and Sublandlord harmless with regard to Subtenant’s leasing and use of the Subleased Premises, to the same extent that Sublandlord is required to indemnify and hold Landlord harmless with respect to the Premises under the Master Lease.  Likewise, Subtenant hereby agrees to obtain and provide evidence satisfactory to Sublandlord and Landlord, on or before the Effective Date, that Subtenant is carrying insurance in the same amounts and of the same types required to be carried by Sublandlord under the Master Lease with regard to the Premises. Neither Sublandlord nor Subtenant shall be liable to the other party (by way of subrogation or otherwise) or to any insurance company insuring the other party for any loss or damage to any building, structure or other tangible property, or any resulting loss of income, or losses under workmans’ compensation laws and benefits, even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees if, and to the extent, that any such loss or damage is covered by insurance benefiting the party suffering such loss or damage or was required to be covered by insurance pursuant to this Sublease.

12.Intentionally Omitted.

Parking

. During the Sublease Term, Subtenant shall be provided with a sufficient number of parking spaces in the parking area of the Premises as shall be required by the City, which parking spaces shall be in close proximity to the Subleased Premises.  Subtenant hereby agrees to comply with all of the terms and conditions of the Master Lease relating to parking.

No Brokers

.  Sublandlord and Subtenant each hereby represent and warrant to the other, and shall indemnify and defend the other for any breach of the foregoing representation or warranty hereof by a party, that no brokers’ or finders’ fees or commissions will be owed arising out of the entering into this Sublease as a result of the warranting party’s actions or inactions.

Sublandlord’s Representations and Certain Covenants

.

(a)Sublandlord hereby represents that (i) a true and correct copy of the Master Lease (including, without limitation, all amendments and/or supplements thereto) is attached hereto as Exhibit “A”, and the Master Lease is in full force and effect; (ii) Sublandlord has not received or given any notice of default from or to Landlord relating to the Master Lease, and Sublandlord is not aware of any occurrence or circumstance which, with notice or the passage of time, would be deemed a default by either Sublandlord or Landlord under the Master Lease; and (iii) Sublandlord has no knowledge, nor has Sublandlord received written notice from any governmental authority or any other person, of any existing or threatened material violation of any laws applicable to the use or condition of the Premises or any part thereof.

Exhibit “C”-4

(b)During the Sublease Term, Sublandlord will (i) pay, when and as due, all rent and other charges payable by Sublandlord under the Master Lease, (ii) not exercise any voluntary right to terminate the Master Lease prior to the end of the term of the Master Lease without the prior written consent of Subtenant, and (iii) not amend or modify the Master Lease in any respect which creates additional obligations of Subtenant under this Sublease, or decreases Subtenant’s rights under this Sublease, without the prior written consent of Subtenant.

(c)Sublandlord shall indemnify, defend and hold Subtenant harmless from any and all damages suffered by Subtenant as a result of any breach of the foregoing representations, warranties or covenants, which indemnification obligation shall survive any termination of this Sublease.

(d)Sublandlord will perform all of its covenants and obligations under the Master Lease, and will not default thereunder.  If Sublandlord receives any notice of default or potential default from Landlord under the Master Lease, Sublandlord will promptly send a copy of such notice to Subtenant, and unless such default results from any act or omission which is a default by Subtenant under this Sublease, Sublandlord will cure such default within any applicable cure period set forth in the Master Lease.

Notices

:  Any notice, demand or other communication required or permitted to be given or served by either party to this Sublease shall be in writing, and shall be deemed given when either (i) personally delivered, or (ii) deposited with the United States Postal Service, postage prepaid, by registered or certified mail, return receipt requested, or (iii) delivered by a nationally recognized overnight delivery service providing proof of delivery, properly addressed to the other party at the address set forth below (as the same may be changed by giving written notice of the aforesaid in accordance with this Section 16).

Sublandlord’s Address:
228 Manhattan Beach Boulevard Manhattan Beach, CA 90266 Attn: David Weinberg, COO
With a copy to: Philip Paccione, Esq. Skechers U.S.A., Inc. 228 Manhattan Beach Boulevard Manhattan Beach, CA 90266
Subtenant’s Address:
Highland Fairview Properties 14225 Corporate Way Moreno Valley, CA 92553 Attn: Iddo Benzeevi
With a copy to: James Lieb, Esq. Executive Vice President The Trump Group 400 Park Avenue New York, NY 10022

Exhibit “C”-5

Counterparts

.  This Sublease may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

Capitalized Terms

.  Any capitalized term used in this Sublease which is not defined herein shall have the same meaning attributable to that term in the Master Lease.

Miscellaneous

.  This Sublease shall be governed by the laws of the State of California.  This Sublease supersedes all prior discussions and agreements between the parties and incorporates their entire Agreement with respect to the matters set forth herein.  This Sublease may not be amended or modified except by a writing executed by both parties.

20.Condition of Subleased Premises.  The Subleased Premises shall be delivered to Subtenant on the Sublease Commencement Date in its “as is” condition.  By accepting possession of the Subleased Premises, Subtenant shall be deemed to have accepted the physical condition thereof, except to the extent that Landlord has made any warranties or representations to Sublandlord as to the condition of the Premises, which may be enforced in the same manner as Serb forth herein for the enforcement of other obligations of Landlord.  Sublandlord has no obligation to improve or construct any improvements to the Subleased Premises.  It is understood that any necessary demising wall which shall separate the Subleased Premises from the rest of the Premises shall be constructed by Landlord pursuant to its construction obligations under the Master Lease, and any additional cost thereof imposed by Landlord on Sublandlord shall be paid by Subtenant.

(Remainder of Page Intentionally Left Blank)

Exhibit “C”-6

IN WITNESS WHEREOF, the parties hereto have executed this Sublease as of the day and year first above written.

SUBLANDLORD:
SKECHERS, U.S.A., INC., a Delaware corporation

By:
Name:
Title:

SUBTENANT:
HIGHLAND FAIRVIEW PROPERTIES, a Delaware general partnership

By:
Name:	Iddo Benzeevi
Title:	President and Chief Executive Officer

Exhibit “C”-7

Exhibit “A”
Master Lease

Exhibit “C”-8

Exhibit “B”

Subleased Premises

SR-60
Existing Building
750,000 SF
Eucalyptus Ave.
Sub-Lease Area
Redlands Blvd.

Exhibit “C”-9